----------------------------

                               PURCHASE AGREEMENT

                          ----------------------------



                            dated as of June 1, 1998
                                  by and among
                             CAMPBELL SOUP COMPANY,
                               SILGAN CAN COMPANY
                                       and
                          SILGAN CONTAINERS CORPORATION



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                                TABLE OF CONTENTS



                                                                          Page

ARTICLE I   DEFINITIONS.....................................................2
      1.1            Certain Defined Terms..................................2

ARTICLE II   TRANSFER TO SUBSIDIARY; PURCHASE AND SALE......................9
      2.1            Transfer of Campbell Assets to Subsidiary..............9
      2.2            Excluded Assets.......................................12
      2.3            Assignment of Assumed Liabilities.....................12
      2.4            Transfer of Shares....................................13
      2.5            Consent of Third Parties..............................14
      2.6            Effective Time........................................14
      2.7            Merger................................................15
      2.8            Supply Agreement......................................15

ARTICLE III   PURCHASE PRICE...............................................15
      3.1            Purchase Price........................................15
      3.2            Physical Count of Inventory...........................18
      3.3            Allocation............................................19

ARTICLE IV   CLOSING ......................................................19

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF CAMPBELL.....................20
      5.1            Organization of Campbell and Subsidiary...............20
      5.2            Corporate Authorization; No Violation.................20
      5.3            Compliance with Law...................................21
      5.4            Subsidiary.  (a)......................................22
      5.5            Statement of Cost.....................................23
      5.6            Campbell Assets.......................................23
      5.7            Operating and Trade Contracts and Agreements..........24
      5.8            Personnel Contracts and Collective Bargaining
                         Agreements; Labor Relations.......................24
      5.9            Employee Benefit Plans................................26
      5.10           Environmental Matters.................................27
      5.11           Litigation............................................28
      5.12           Taxes.................................................29
      5.13           Intellectual Property.................................29
      5.14           Consents..............................................30
      5.15           Absence of Certain Changes and Undisclosed Liabilities30
      5.16           Effect of Agreements..................................31
      5.17           Campbell Fiscal 1998 Can Manufacturing Plan...........31
      5.18           Compensation..........................................32


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ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SILGAN........32
      6.1            Organization of Purchaser.............................32
      6.2            Corporate Authorization; No Violation.................33
      6.3            Litigation............................................34
      6.4            Consents..............................................34
      6.5            Investment Intent.....................................34
      6.6            Multiemployer Plan Obligations........................35

ARTICLE VII   COVENANTS AND AGREEMENTS.....................................35
      7.1            Best Efforts..........................................35
      7.2            Accounting Matters....................................35
      7.3            Taxes.................................................36
      7.4            Signage...............................................38
      7.5            Post-Closing by Purchaser.............................38
      7.6            Post-Closing by Campbell..............................39
      7.7            Elaboration...........................................39
      7.8            Environmental Matters.................................40
      7.9            Multiemployer Plan Obligations........................40

ARTICLE VIII   COVENANTS AND REPRESENTATIONS RELATING TO PERSONNEL
               ARRANGEMENTS................................................43
      8.1            Continued Employees; Labor Supply Agreement...........43
      8.2            Employee Benefits.....................................44
      8.3            Restrictions on Hiring................................48

ARTICLE IX   CLOSING DOCUMENTS TO BE DELIVERED BY CAMPBELL.................48
      9.1            Opinion of Counsel....................................48
      9.2            Certificates for Shares...............................48
      9.3            Consents..............................................49
      9.4            Secretary's Certificate...............................49
      9.5            Further Instruments...................................50
      9.6            Supply Agreement......................................50
      9.7            Leases................................................50
      9.8            Labor Supply Agreement................................50
      9.9            Shared Services Agreement.............................50
      9.10           Pledge and Rights Agreement...........................50
      9.11           Wastewater Services Agreement.........................50

ARTICLE X   CLOSING DOCUMENTS TO BE DELIVERED BY PURCHASER.................51
      10.1           Opinion of Counsel....................................51
      10.2           Purchase Price........................................51
      10.3           Consents..............................................51
      10.4           Secretary's Certificate...............................51
      10.5           Further Instruments...................................52
      10.6           Supply Agreement......................................52

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      10.7           Leases................................................52
      10.8           Labor Supply Agreement................................52
      10.9           Shared Services Agreement.............................52
      10.10          Pledge and Rights Agreement...........................52
      10.11          Guaranty..............................................52
      10.12          Wastewater Services Agreement.........................53
      10.13          Letter of Credit......................................53

ARTICLE XI   INDEMNIFICATION...............................................53
      11.1           By Campbell...........................................53
      11.2           By Purchaser and Silgan...............................57
      11.3           Defense...............................................61
      11.4           Taxes.................................................63
      11.5           Certain Other Limitations.............................64
      11.6           Reduction of Indemnification..........................73

ARTICLE XII   BROKERAGE AND FINDERS' FEES..................................74

ARTICLE XIII   MISCELLANEOUS...............................................75
      13.1           Expenses; Prorations..................................75
      13.2           Risk of Loss..........................................75
      13.3           Further Assurances....................................76
      13.4           Survival..............................................76
      13.5           Applicable Law........................................77
      13.6           Attorneys' Fees.......................................77
      13.7           Notices...............................................77
      13.8           Headings And Context..................................78
      13.9           Counterparts..........................................78
      13.10          Benefits..............................................78
      13.11          Amendment and Waiver..................................79
      13.12          Entire Agreement......................................79
      13.13          Limitation on Seller's Representations................79
      13.14          Bulk Transfer Laws....................................81
      13.15          Campbell's Knowledge..................................81
      13.16          Construction; Interpretation..........................82
      13.17          Limitations on Disclosure of Information..............82

                               PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 1, 1998, by and among CAMPBELL SOUP COMPANY, a New Jersey corporation ("Campbell"), SILGAN CAN COMPANY, a Delaware corporation ("Purchaser"), and SILGAN CONTAINERS CORPORATION, a Delaware corporation and the indirect parent of Purchaser ("Silgan").

                              W I T N E S S E T H:

     WHEREAS, immediately prior to the date hereof Campbell transferred to Campbell Container Company, a Delaware corporation ("Subsidiary"), certain of the assets of Campbell related to its steel container manufacturing business conducted at its facilities located in Paris, Texas; Maxton, North Carolina; Napoleon, Ohio; and Sacramento, California, and certain limited obligations and liabilities of Campbell related to such business, all as further described in this Agreement; and

     WHEREAS, Campbell desires to sell to Purchaser, and Purchaser desires to purchase from Campbell, all of the issued and outstanding capital stock of Subsidiary, all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, in connection with the transactions contemplated hereby, Campbell and Purchaser will enter into a supply agreement pursuant to which Purchaser will supply Campbell's steel food and beverage container requirements.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and intending to be legally bound, Campbell, Purchaser and Silgan hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


     1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" means (with respect to any person or entity) any other person or entity which directly or indirectly owns or controls, or is owned or controlled by, or is under common control with, the specified person or entity, and includes any person who is an officer, director or employee of such person or entity, and any person that would be deemed an "affiliate" or an "associate" of such person or entity, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. For purposes of this definition, the term " control" as applied to any person or entity (including with correlative meanings the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

     "Antitrust   Improvements  Act"  means  the   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended, and the regulations adopted by the United States Federal Trade Commission under that statute.

     "Assignment" has the meaning set forth in Section 2.3.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Budgeted Statement of Costs" has the meaning set forth in Section 5.5.

     "Business" means the manufacture at the Campbell Facilities of steel containers for food and beverages sold by Campbell, as carried on by Campbell and/or Subsidiary, as of the date of this Agreement.

     "Business Day" means any day, Monday through Friday, on which commercial banks are open for regular business in New York City.

     "Campbell Assets" has the meaning set forth in Section 2.1.

     "Campbell Closing Documents" means all documents, agreements, instruments, certificates, bills of sale, deeds, easements, assignments, leases and notices to be executed and delivered by Campbell or caused by Campbell to be executed and delivered at the Closing pursuant to this Agreement (including, without limitation, the Supply Agreement).

     "Campbell Disclosure Schedule" means the Disclosure Schedule prepared and furnished by Campbell to Purchaser, dated the same date as this Agreement and containing the information and exceptions referred to in this Agreement as being contained therein.

     "Campbell Facilities" means those portions of the facilities of Campbell located in Paris, Texas; Maxton, North Carolina; Napoleon, Ohio; and Sacramento, California, operated by Campbell and Subsidiary for the manufacture of steel containers for food and beverages sold by Campbell, which portions are the subject of the Leases.

     "Campbell 401(K) Plan" has the meaning set forth in Section 8.2.

     "Campbell Indemnitee" has the meaning set forth in Section 11.2.

     "Campbell's Environmental Reports" means the environmental site assessment reports of Mostardi-Platt Associates, Inc. listed on Campbell Disclosure
Schedule 7.8(a) as Campbell's Environmental Reports, copies of which have been provided to Purchaser prior to the date hereof.

     "CBE Action" has the meaning set forth in Section 11.1.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations adopted by the United States Environmental Protection Agency under that statute.

     "Cleanup" means all actions required by Environmental Laws or by an order of or at the direction of a governmental authority or court of competent jurisdiction to: (1) cleanup, remove, treat or remediate Materials of Environmental Concern in the indoor or outdoor environment; (2) prevent the Release of Materials of Environmental Concern so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any governmental requests for information or documents in any way relating to cleanup, removal, treatment or remediation of Materials of Environmental Concern in the indoor or outdoor environment.

     "Cleanup Standard" has the meaning set forth in Section 11.5.

     "Closing" has the meaning set forth in Article IV.

     "Closing Date" has the meaning set forth in Article IV.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations adopted by the IRS under that statute.

     "Consent Decree" has the meaning set forth in Section 11.5.

     "Continued Employees" has the meaning set forth in Section 8.1.

     "Contracts" has the meaning set forth in Section 2.1.

     "Damages" has the meaning set forth in Section 11.1.

     "Effective Time" has the meaning set forth in Section 2.6.

     "Employee" has the meaning set forth in Section 5.18.

     "Encumbrances" has the meaning set forth in Section 5.6.

     "Environmental Claim" means any demand, suit, order, judgment, citation, consent decree, claim, action, cause of action or notice, whether based on contract, tort or any Environmental Law, by any person or entity alleging (i) any liability or potential liability arising out of, based on or resulting from the presence or Release or threatened Release of, or any exposure of any person to, any Materials of Environmental Concern, (ii) responsibility or potential responsibility for the Cleanup of any Materials of Environmental Concern, or
(iii) any violation of any Environmental Law.

     "Environmental Laws" means all federal, state and local laws and regulations (including common law) applicable to the Business and relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the Cleanup, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or relating to environmental record-keeping, reporting and training requirements.

     "EPA" has the meaning set forth in Section 11.5.

     "Equipment" has the meaning set forth in Section 2.1.

     "Equipment Leases" has the meaning set forth in Section 2.1.

     "ERC Agreements" has the meaning set forth in Section 11.5.

     "ERCS" has the meaning set forth in Section 11.5.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted by the United States Department of Labor under that statute.

     "ERISA Affiliate" means (i) any corporation included with a party hereto in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with a party hereto within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which a party hereto is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of a party hereto under Section 414(o) of the Code.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.3.

     "Guaranty" has the meaning set forth in Section 10.11.

     "Indemnitee" has the meaning set forth in Section 11.3.

     "Indemnitor" has the meaning set forth in Section 11.3.

     "Independent Expert" has the meaning set forth in Section 11.1.

     "Intellectual Property" has the meaning set forth in Section 5.13.

     "Inventory" has the meaning set forth in Section 2.1.

     "IRS" means the United States Internal Revenue Service.

     "Justice" has the meaning set forth in Section 11.5.

     "Labor Supply Agreement" has the meaning set forth in Section 8.1.

     "Labor Transfer Agreement" has the meaning set forth in Section 8.1.

     "Letter of Credit" has the meaning set forth in Section 7.9.

     "Material Adverse Effect" means a material adverse effect on the financial condition of the Business, the Campbell Assets and the Assumed Liabilities, taken as a whole, other than with respect to any adverse effects resulting from
(i) public or industry knowledge relating to the transactions contemplated by this Agreement, or (ii) past, existing or prospective economic, regulatory or other conditions affecting generally the steel food container manufacturing industry. Campbell may, however, at its option, include in the Campbell Disclosure Schedule of this Agreement or elsewhere items which would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Campbell that such items would have a Material Adverse Effect.

     "Materials of Environmental Concern" means pollutants, contaminants, hazardous waste, hazardous substances and materials, toxic substances, petroleum and petroleum products, as defined in CERCLA or in any other Environmental Law, as applicable.

     "May 1 Letter" has the meaning set forth in Section 11.5.

     "May 1 Letter Requirements" has the meaning set forth in Section 11.1.

     "Note" means the secured 10-year note in the original principal amount of $3 million dated the date hereof made by the Purchaser in favor of Campbell, which Note is to be delivered by Purchaser to Campbell at the Closing as payment, in part, of the Purchase Price.

     "Permits" has the meaning set forth in Section 2.1.

     "Plan" has the meaning set forth in Section 5.9(a).

     "Pledge and Rights Agreement" has the meaning set forth in Section 9.10.

     "Provided Employees" has the meaning set forth in Section 11.1.

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchaser Closing Documents" means all documents, agreements, instruments, certificates, leases and notices to be executed and delivered by Purchaser at the Closing pursuant to this Agreement (including, without limitation, the Supply Agreement).

     "Purchaser Disclosure Schedule" means the Disclosure Schedule prepared and furnished by Purchaser to Campbell, dated the same date as this Agreement and containing the information and exceptions referred to in this Agreement as being contained therein.

     "Purchaser Indemnitee" has the meaning set forth in Section 11.1.

     "Purchaser's Environmental Reports" means the environmental site assessment reports of The Park Corporation listed on Purchaser Disclosure Schedule 7.8, copies of which have been or will be provided to Campbell.

     "Records" has the meaning set forth in Section 2.1.

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

     "Returns"  means  all  returns,   reports,   declarations,   estimates  and
statements of any nature relating to Taxes.

     "Sacramento Action" has the meaning set forth in Section 11.1.

     "Sacramento Facility" means the Campbell Facility located in Sacramento, California.

     "Shared Services Agreement" has the meaning set forth in Section 9.9.

     "Shares" has the meaning set forth in Section 2.4.

     "Spare Parts" has the meaning set forth in Section 2.1.

     "Subsidiary" means Campbell Container Company, a Delaware corporation.

     "Supply Agreement" means the Supply Agreement dated the date hereof between Campbell, Purchaser and Silgan for the supply by Purchaser of Campbell's steel container requirements for food and beverage products.

     "Taxes" (or "Tax" where the context requires) means any federal, state, local, foreign or other taxes (including, without limitation, income net or gross, gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or government charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

     "Three  Piece Can  Manufacturing  Equipment"  has the  meaning set forth in
Section 11.5.

     "Transfer" has the meaning set forth in Section 2.1.

     "Transfer Date" has the meaning set forth in Section 2.1.

     "Wastewater Services Agreement" has the meaning set forth in Section 9.11.


                                   ARTICLE II

                    TRANSFER TO SUBSIDIARY; PURCHASE AND SALE


     2.1 Transfer of Campbell Assets to Subsidiary. Effective May 31, 1998 (the "Transfer Date"), Campbell transferred, assigned and delivered to Subsidiary

(the "Transfer") all of Campbell's right, title and interest in and to the following assets of Campbell (the "Campbell Assets"), free and clear of all
Encumbrances:

     (a) the equipment, machinery, fixtures, furniture, vehicles and other personal property specifically listed on Campbell Disclosure Schedule 2.1(a) (the "Equipment"); provided that, to the extent equipment used primarily in the Business has been included in the portion of the Purchase Price applicable to the Equipment and thereby paid for by Purchaser, but such Equipment is not specifically set forth on Campbell Disclosure Schedule 2.1(a), such missing Equipment shall nevertheless be included as Campbell Assets that shall be transferred by Campbell to Subsidiary pursuant to the Transfer;

     (b) the contracts and agreements relating to or necessary for the Business specifically set forth on Campbell Disclosure Schedule 2.1(b) (the "Contracts");

     (c) the leases of equipment, machinery and other personal property relating to or necessary for the Business specifically set forth on Campbell Disclosure
Schedule 2.1(c) (the "Equipment Leases");

     (d) to the extent transferable or assignable under applicable laws, including, without limitation, Environmental Laws, the licenses, permits and other like approvals and authorizations, and all pending applications therefor and renewals thereof, specifically listed on Campbell Disclosure Schedule 2.1(d) (the "Permits");

     (e) the raw materials, work-in-progress and finished goods of the kind described on Campbell Disclosure Schedule 2.1(e) or included in determining the Purchase Price that are located at, or in transit to, the Campbell Facilities and related to or necessary for the Business as of the Closing Date (the "Inventory"); provided that any Inventory that contains, refers to, or infringes upon any of Campbell's trade names or trademarks shall be used only in connection with the sale of steel food and beverage containers to Campbell under the Supply Agreement;

     (f) all spare parts and tools relating to or for the Equipment and all supplies of the kind listed on Campbell Disclosure Schedule 2.1(f) and located at the Campbell Facilities and related to or necessary for the Business as of the Closing Date (the "Spare Parts");

     (g) the books and records (including, without limitation, information stored in a computerized format) of Campbell located at the Campbell Facilities, which are solely related to the Business and to the continued operation of the Campbell Facilities and/or Campbell Assets by Purchaser, together with copies of all books and records that are related (but not solely related) to the Business and to the continued operation of the Campbell Facilities and/or Campbell Assets by Purchaser (the "Records");

     (h) all intangible and intellectual property (other than software) of Campbell used and necessary for the operation of the Business at the Campbell Facilities, including, without limitation, all such trade secrets, know-how, processes, methods, patents and patent rights, but specifically excluding any of the foregoing used or necessary for Campbell's food processing business;

     (i) all software, computer programs and databases and related manuals and other materials used solely for the Business at the Campbell Facilities;

     (j) all claims of Campbell against third parties to the extent, and only to the extent, such claims relate to any of the Campbell Assets and/or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or otherwise; provided, that, in no event shall Campbell be deemed to have transferred its claim against Northern Can arising out of the purchase by Campbell from Northern Can of defective can ends in the fall of 1996, which can ends are not part of the Campbell Assets;

     (k) all insurance proceeds arising in connection with damage to any of the Campbell Assets occurring prior to the Closing, to the extent not expended as of the Closing Date for the repair or restoration of such Campbell Assets; and

     (l) all other tangible properties and assets of every kind, character or description owned by Campbell and solely used or held or necessary for use solely for the Business as conducted at the Campbell Facilities, whether or not similar to the items specifically set forth above.

     2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, any and all assets of Campbell or any of its Affiliates not specifically included in Section 2.1, whether or not located at the Campbell Facilities or related to the operation of the Business, shall be excluded from the Campbell Assets (the "Excluded Assets"), including, without limitation, all trademarks, trade names, service marks, copyrights, logos, slogans, UPC codes, pending applications for the foregoing and similar intangibles owned or used by Campbell or its Affiliates.

     2.3 Assignment of Assumed Liabilities. On the Transfer Date as part of the Transfer, Campbell shall assign to Subsidiary (the "Assignment") and Subsidiary shall assume the obligations and liabilities of Campbell, whether direct or indirect, accrued or unaccrued, relating to the Business and Campbell Assets that are specifically set forth on Campbell Disclosure Schedule 2.3 (the "Assumed Liabilities"). Other than the Assumed Liabilities and those obligations and liabilities of Campbell expressly assumed by Purchaser under any Purchaser Closing Document, Campbell shall retain all other obligations and liabilities of Campbell (whether direct, contingent or unknown) relating to the Business, including, without limitation, any and all obligations and liabilities to all Employees (the "Excluded Liabilities"). Other than the Assumed Liabilities and those obligations and liabilities of Campbell expressly assumed by Purchaser under any Purchaser Closing Document and other than as otherwise explicitly set forth in this Agreement, neither Purchaser nor Subsidiary assumes or agrees to be responsible for any obligations or liabilities of Campbell of any nature whatsoever, whether past, current or future and whether accrued, contingent, unknown or otherwise, including, without limitation, any and all obligations and liabilities to all Employees. The parties hereto acknowledge and agree that Purchaser shall be responsible for Purchaser's obligations under the Consent Decree (as hereinafter defined), and Campbell shall be responsible for Campbell's obligations under the Consent Decree.

     2.4 Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing Campbell shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Campbell, all of Campbell's right, title and interest in and to all of the outstanding shares of capital stock of Subsidiary (the "Shares"), free and clear of all Encumbrances (other than those Encumbrances under applicable securities laws).

     2.5 Consent of Third Parties. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit, (i) which by its terms or by law is nonassignable without the consent of any other party or parties, and such consent or approval has not been given, or (ii) as to which all the benefits thereof or the remedies for the enforcement thereof available to Campbell would not by law pass to Purchaser or Subsidiary, as the case may be, as an incident of the assignments provided for by this Agreement. If the consent of a third party which is required in order to assign any such interest is not obtained before the Closing, or if an attempted assignment would be ineffective or would affect the interest or Campbell's ability to convey the interest unimpaired, Campbell, Purchaser and Subsidiary shall cooperate in any lawful and commercially reasonable arrangement in order to cause Purchaser or Subsidiary to receive the benefits of Campbell's interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease, permit or other agreement or arrangement or any such claim, right or benefit, it being understood that Campbell shall not be required to pay any money or other consideration (unless reimbursed by Purchaser) or grant forbearances to any third party to cause Purchaser to receive such benefits. Any transfer or assignment to Purchaser or Subsidiary by Campbell of any interest under any such instrument, contract, lease, permit or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.

     2.6 Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be deemed to be effective at 12:01 a.m. New York time on the Closing Date (the "Effective Time").

     2.7 Merger. Immediately subsequent to the Closing and after the sale, conveyance, transfer, assignment and delivery of the Shares by Campbell to Purchaser, Purchaser shall cause itself to be merged with and into Subsidiary in accordance with applicable Delaware law, with Subsidiary being the surviving corporation thereof but changing its name to "Silgan Can Company" and with the certification of incorporation and by-laws of Purchaser being the certificate of incorporation and by-laws of the surviving corporation. Campbell hereby consents to such merger and the transactions contemplated thereby (including those transactions contemplated by the Agreement of Merger by and between Purchaser and Subsidiary and the Certificate of Merger of Subsidiary), insofar as the consent of Campbell is required by the certificate of incorporation and/or by-laws of Purchaser in effect as of the date hereof.

     2.8 Supply Agreement. On the Closing Date, Campbell, Purchaser and Silgan shall enter into a Supply Agreement in the form attached hereto as Exhibit 2.8, pursuant to which Purchaser shall sell to Campbell, and Campbell shall purchase from Purchaser, Campbell's steel food and beverage container requirements upon the terms and conditions set forth therein.


                                   ARTICLE III

                                 PURCHASE PRICE


     3.1 Purchase Price.

     (a) Purchase Price. The purchase price to be paid by Purchaser to Campbell for the Shares (the "Purchase Price") shall equal: (x) $ 109,321,382.00, plus
(y) the  Inventory  Value as shown on the Final  Statement  (as defined  below).

     (b) Closing Payment. At the Closing, Purchaser shall pay to Campbell a cash amount equal to an estimate of the Purchase Price, minus $3,000,000 (the

"Estimated Cash Purchase Price"), which $3,000,000 shall be paid by Purchaser to Campbell at the Closing by delivery of the Note. Such cash payment shall be made in immediately available U.S. electronic funds transferred by wire to such account or accounts, and in such manner, as Campbell shall direct. The amount of the Estimated Cash Purchase Price shall equal: (i) $109,321,382.00, plus (ii) $13,550,539.00, which represents the estimated Inventory Value (as defined below), minus (iii) $3,000,000.

     (c) Closing Date Statement. Within 15 days following the Closing, Campbell shall prepare a statement (the "Statement") setting forth the net book value of the Inventory as of the close of business on the business day immediately preceding the Closing Date (the "Inventory Value" ), consistent with Campbell's books and records immediately prior to the Closing (not to include in any event any write-up of any expensed assets) (the "Accounting Principles") and deliver it to Purchaser. Campbell shall provide Purchaser with full access to Campbell's working papers relating to the Statement and the books and records that underlie those working papers. Purchaser shall complete its review of the Statement within 15 days of its receipt thereof. As a result of its review, Purchaser may notify Campbell in writing of any objections it has to any aspect of the Statement that relates solely to the application of the Accounting Principles. Within the 15 day period following any such notification of objection, Campbell and Purchaser shall attempt in good faith to resolve all such objections. Purchaser shall not be entitled to object to the Statement on any basis other than the application of the Accounting Principles. If the parties are unable to resolve all such objections within 15 days after Purchaser notifies Campbell of its objections, Campbell and Purchaser shall retain Arthur Andersen LLP (the "Independent Firm") to resolve any remaining objections and to prepare, if necessary, a revised Statement reflecting its resolution of such remaining objections. The Independent Firm's decision shall bind both Campbell and Purchaser. The fees and disbursements of such Independent Firm shall be allocated between Campbell and Purchaser so that Purchaser's share of such fees and disbursements shall be in the same proportion that the aggregate amount of disputed amounts so submitted to the Independent Firm that are unsuccessfully disputed by Purchaser (as finally determined by the Independent Firm) bears to the total amount of disputed amounts so submitted to the Independent Firm. The "Final Statement" shall be the Statement meeting the definition of "Statement" and with respect to which no further disputes exist between the parties because one or more of the following has occurred: (a) Purchaser has not objected to the Statement within the requisite 15 days, (b) Campbell and Purchaser have agreed on the Statement, or (c) the Independent Firm has delivered the revised Statement reflecting the resolution of unresolved disputes between the parties concerning the Statement. After the Closing Date, Purchaser shall provide Campbell and its representatives with access to the books and records of the Business that are included in the Campbell Assets and such assistance by personnel of the Business that are employed by Purchaser as Campbell may reasonably require in order to carry out the provisions of this Section 3.1(c). The procedures for resolutions of disputes concerning the Statement set forth in this Section 3.1(c) are intended to be final and exclusive of any other contest or appeal in relation thereto, so that if (x) Purchaser shall have failed to give notice of any disputed item, or (y) having given notice of dispute of a disputed item, Purchaser subsequently reached agreement with Campbell on the disputed item, or (z) no such agreement is reached and the matter is submitted to the Independent Firm that has made its determination, then in all such cases, neither party shall be entitled to subject such agreement or determination to appeal in any court or tribunal. Any adjustment or non-adjustment to the Statement shall not form the basis for any claims for damages pursuant to this Agreement.

     (d) Adjustment. If "A" (see below) is greater than "B" (see below) then on the date which is two Business Days following the final determination of the Final Statement (the "Adjustment Date") Campbell shall pay Purchaser an amount in cash equal to the difference (plus interest on such difference at a rate of 6% per year from and including the Closing Date to and including the Adjustment
Date). If "B" is greater than "A", then on the Adjustment Date, Purchaser shall pay Campbell an amount in cash equal to the difference (plus interest on such difference, at the rate of 6% per year from and including the Closing Date, to and including the Adjustment Date). For purposes of the first two sentences of this subsection, "A' shall mean $13,550,539.00 and "B" shall mean the Inventory Value shown on the Final Statement.

     3.2 Physical Count of Inventory. The parties understand and acknowledge that a portion of the Purchase Price is based on a physical count of the Inventory conducted by Campbell as of the close of business on the business day immediately preceding the Closing Date and that Purchaser and Purchaser's representatives were permitted to observe such physical count. The parties further understand and acknowledge that such physical count was the basis for determining the book value, net of reserves, of the Inventory, which amount is included in the Purchase Price and was determined consistent with Campbell's policies and practices with respect to valuing and counting inventory. Notwithstanding the foregoing, each party hereto waives any and all claims, causes of action or objections relating to or based upon such physical count and/or (except for the adjustments provided in Section 3.1(d) above) the determination of such book value or the portion of the Purchase Price related thereto and hereby forever releases the other parties hereto, and their respective shareholders, officers, directors and Affiliates from any such claim, cause of action or objection.

     3.3 Allocation. As promptly as practicable after the Closing, the parties shall agree to an allocation of the Purchase Price and the Assumed Liabilities (to the extent they are treated as liabilities for U.S. federal income tax purposes) among the classes of Campbell Assets, which allocation shall be based upon appraisals of the Campbell Assets obtained by Purchaser after the Closing and performed by an appraiser reasonably acceptable to Campbell. The parties shall file all applicable tax returns in accordance with that allocation, and neither Purchaser nor Campbell will take, nor will they permit their Affiliates to take, any position inconsistent with such allocation unless otherwise required by applicable law.


                                   ARTICLE IV

                                     CLOSING


                  The closing of the purchase and sale of the Shares (the "Closing") shall take place (with effect as of the Effective Time) at 10:00 a.m., New York time, on June 1, 1998 (the "Closing Date") at the offices of Dechert Price & Rhoads, located at 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, or such other time and place as may be mutually agreed upon by the parties. At the Closing, Purchaser shall pay the Purchase Price provided for, and in the manner described, in Section 3.1, and deliver the documents required to be delivered pursuant to Article X, and Campbell shall deliver the documents required to be delivered pursuant to
Article IX and, simultaneously therewith, shall take all steps as may be reasonably required to put Subsidiary in possession and operating control of the Campbell Assets.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF CAMPBELL


     Campbell hereby makes the representations and warranties to Purchaser set forth in this Article V, but subject to the information contained in, and the exceptions noted or referred to in, the Campbell Disclosure Schedule. The disclosure of any matters in one part of the Campbell Disclosure Schedule or any document delivered pursuant to any provision of this Article V shall be deemed to be a disclosure of such matters in response to any other provision of this
Article V to which such matter may be applicable.

     5.1 Organization of Campbell and Subsidiary. Campbell is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Campbell has all requisite corporate power and corporate authority to execute and deliver this Agreement and the Campbell Closing Documents, to perform its obligations under this Agreement and the Campbell Closing Documents and to consummate the transactions contemplated by this Agreement and the Campbell Closing Documents. Prior to the Transfer and Assignment Campbell had, and as of the Closing, Subsidiary has, all requisite corporate power to own or lease, and to operate, its properties, and to carry on the Business to be carried on by it. Campbell has made available to Purchaser complete and correct copies of the Certificate of Incorporation and the By-laws of Campbell and Subsidiary as presently in effect.

     5.2 Corporate Authorization; No Violation. Campbell has duly authorized the execution and delivery of this Agreement and the Campbell Closing Documents, the performance by it of its obligations under this Agreement and the Campbell

Closing Documents and the consummation of the transactions contemplated by this Agreement and the Campbell Closing Documents. This Agreement constitutes, and each of the Campbell Closing Documents to be executed and delivered by Campbell at the Closing shall, when so executed and delivered, constitute, the valid and binding obligation of Campbell, enforceable against Campbell in accordance with their respective terms (subject, as to enforcement, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally and to the availability of equitable remedies). Except as set forth on Campbell Disclosure Schedule 5.2, neither the execution and delivery of this Agreement or any of the Campbell Closing Documents by Campbell, nor the performance by Campbell of its obligations under this Agreement or any of the Campbell Closing Documents nor the consummation by Campbell of the transactions contemplated by this Agreement or any of the
Campbell Closing Documents will result in a breach of the terms, conditions or provisions of, constitute a default under, result in any violation of, or result in the creation of any Encumbrance upon any of the Shares or Campbell Assets pursuant to, the Certificate of Incorporation or the By-laws of Campbell or Subsidiary or any agreement or instrument to which Campbell or Subsidiary is a party or by which Campbell or Subsidiary or any of the Campbell Assets, Assumed Liabilities or Shares is bound or any statute, law, ordinance, rule or regulation of, or judgment, order, writ, injunction or decree of any court or administrative or governmental agency or body applicable to Campbell, Subsidiary, any of the Campbell Assets or Assumed Liabilities or any of the Shares, except as will not result, either individually or in the aggregate, in a Material Adverse Effect.

     5.3  Compliance  with  Law.  Except as  disclosed  on  Campbell  Disclosure
Schedule 5.3, prior to the Transfer and Assignment, Campbell holds all licenses, permits and authorizations and made all filings and registrations necessary to be filed, applied for, submitted or made to operate the Campbell Assets pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having jurisdiction over any part of the Business or any of the Campbell Assets or Assumed Liabilities, except as will not result, either individually or in the aggregate, in a Material Adverse Effect. Except as disclosed on Campbell Disclosure Schedule 5.3, prior to the Transfer and Assignment, Campbell was not, and as of the Closing Subsidiary is not, in violation of any laws or regulations concerning the Business or any of the Campbell Assets or Assumed Liabilities or Campbell Facilities or any licenses, permits, authorizations, filings or registrations referred to above, which violations, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed on Campbell Disclosure Schedule 5.3, to Campbell's knowledge, there is no proceeding pending or threatened to revoke or amend or limit any such license, permit, authorization, filing or registration of Campbell.

     5.4 Subsidiary. (a) Prior to the Transfer and Assignment, Subsidiary carried on no activities and incurred no obligations or liabilities of any kind whatsoever. After the Transfer and Assignment, Subsidiary carried on no activities other than the Business and incurred no obligations or liabilities of any kind whatsoever other than those incurred in the usual and ordinary course of the Business conducted at the Campbell Facilities and other than those expressly contemplated hereby. As of the Closing: (i) all the Shares have been validly issued and are fully paid and non-assessable; (ii) Campbell owns all of the Shares beneficially and of record, free and clear of any Encumbrance; and
(iii) there is no other outstanding capital stock of Subsidiary and no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock or any other securities of Subsidiary, nor does Subsidiary have outstanding any rights to subscribe for or to purchase, or any options to purchase, or any agreements providing for the issuance of, any shares of its capital stock, any securities convertible into or exchangeable or exercisable for any shares of its capital stock or any other securities. Campbell shall deliver to the Purchaser at the Closing resignations of all directors and officers of Subsidiary, effective as of the Closing Date.

     (b) The authorized capital stock of Subsidiary consists of 100 shares of common stock, $.01 par value per share, of which 100 are issued and outstanding and constitute the Shares.

     5.5 Statement of Cost. Campbell Disclosure Schedule 5.5 includes a good faith estimate by Campbell of projected production costs, purchased can costs, freight costs and certain corporate allocations relating to the Business for the fiscal year ended July 31, 1998 (the "Budgeted Statement of Costs").

     5.6 Campbell Assets. Prior to the Transfer and Assignment, Campbell owned and had, and as of the Closing Subsidiary owns and has, valid title to all of the Campbell Assets that are not leased, free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, claims or encumbrances of any kind or character (collectively, "Encumbrances"), except for those Encumbrances (i) set forth on Campbell Disclosure Schedule 5.6, (ii) zoning, building, and other statutory or regulatory conditions and restrictions of record, and (iii) liens for taxes and assessments not yet due and payable (collectively, the "Permitted Encumbrances"). Prior to the Transfer and Assignment, Campbell had, and as of the Closing Subsidiary has, valid leasehold interests to all of the Campbell Assets that are leased, free and clear of all Encumbrances, except for Permitted Encumbrances.

     5.7  Operating  and Trade  Contracts and  Agreements.  Campbell  Disclosure
Schedule 5.7 sets forth the ten largest suppliers of goods to the Business in terms of annual dollar volume. Except for the labor, retirement and similar plans and agreements referred to in Sections 5.8 and 5.9, and the equipment leases identified on Campbell Disclosure Schedule 5.7 (complete copies of which have been supplied to Purchaser), there are no agreements to which Campbell or Subsidiary is a party that (i) are necessary in the operation of the Business consistent with past practices or relate to any of the Campbell Assets or any of the Assumed Liabilities and (ii) have an aggregate future liability of at least $100,000 in any twelve-month period or are not terminable by Campbell or Subsidiary, as the case may be, for a total cost of less than $25,000. To Campbell's knowledge, all such agreements are valid, enforceable and in full force and effect, and there is no existing default thereunder by any party thereto. Campbell and/or Subsidiary has performed all obligations required to be performed by either of them under all agreements to which either of them is a party and that are necessary in the operation of the Business consistent with past practices or that relate to any of the Campbell Assets or Assumed
Liabilities, except for any nonperformance that, individually or in the aggregate, would have a Material Adverse Effect.

     5.8  Personnel  Contracts  and  Collective  Bargaining  Agreements;   Labor
Relations.

                  (a) Neither Campbell nor Subsidiary is obligated with respect to the Business under any written (i) agreement or contract with any officer or employee of Campbell or Subsidiary, other than contracts that by their terms are cancelable by Campbell or Subsidiary, as the case may be, on notice of not more than 30 days without any liability or obligation on the part of Campbell or Subsidiary, as the case may be, or any assignee or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees of Campbell or Subsidiary, in each case except for those contracts and agreements that are identified on Campbell Disclosure Schedule 5.8 (complete copies of which (including all documents, letters and other agreements amending or supplementing or otherwise modifying such contracts and agreements) have been supplied to Purchaser) or Campbell Disclosure Schedule 5.9.

                  (b) Except as set forth in Campbell  Disclosure  Schedule 5.8,
(a) there are no material controversies pending or, to the knowledge of Campbell, threatened, between Campbell or Subsidiary and any Affected Employee;
(b) there are no written grievances that have been delivered or provided to Campbell or Subsidiary and that are outstanding against Campbell or Subsidiary relating to the Business under any collective bargaining agreements or contracts with any labor union or other representative of employees which, individually or in the aggregate, could have a Material Adverse Effect; (c) there are no unfair labor practice complaints relating to the Business that are pending or, to the knowledge of Campbell, threatened against Campbell or Subsidiary before the National Labor Relations Board; (d) Campbell has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Campbell or Subsidiary for the Business; (e) to Campbell's knowledge, there are no union organizational drives in progress involving an actual distribution of union authorization cards and there has been no formal or informal request to Campbell or Subsidiary for collective bargaining or for an employee election from any union or from the National Labor Relations Board with respect to any employees of Campbell or Subsidiary for the Business; (f) to Campbell's knowledge, no union representation or jurisdictional dispute or question exists respecting any employees of Campbell or Subsidiary for the Business; and (g) neither Campbell nor Subsidiary is delinquent in the payment to or on behalf of any past or present employees of the Business of any wages, salaries, commissions, bonuses, benefit plan contributions, or other compensation for all periods prior to the Closing Date.

     5.9 Employee Benefit Plans. With respect to employee benefits currently provided to employees of the Business:

                  (a) Campbell Disclosure Schedule 5.9 comprises a complete and correct list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), bonus and incentive compensation plans, stock purchase and stock option plans, deferred compensation plans, severance plans and other material fringe benefit plans that Campbell or Subsidiary maintains, or to which Campbell or Subsidiary presently contributes, and that relate to any employees of the Business (collectively, the "Plans"). Campbell has made available to Purchaser complete and correct copies of all Plans and all relevant documents related to the Plans, including, as applicable, plan texts and trust agreements and amendments thereto, summary plan descriptions, actuarial reports for the most recent valuation period, the IRS Form 5500 (together with all schedules and attachments thereto) filed for the 1994, 1995 and 1996 plan years, the most recent determination letters issued by the IRS (and, if there has been no determination letter, all relevant correspondence with the IRS), insurance contracts and employee handbooks.

                  (b) Each of the Plans is in material compliance with, and has been administered in all material respects in accordance with, all requirements of ERISA, the Code and other applicable law and the terms of such Plan. Each Plan purported to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS (or, if no such determination letter has been received for a Plan, such Plan is so qualified) and, to Campbell's knowledge, no event has occurred which would cause the loss of such qualification.

                  (c) To Campbell's knowledge, none of the Plans that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), and no fiduciary thereof or trust created thereunder, has engaged in any transaction that has subjected, or may reasonably be expected to subject, Campbell or Subsidiary, directly or indirectly, to any material tax on prohibited transactions imposed by Section 4975 of the Code or to any material civil penalty imposed under Section 502 of ERISA.

                  (d) Neither Campbell nor Subsidiary is a party to any pension plan or welfare benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. On the Closing Date, neither Campbell, Subsidiary nor any ERISA Affiliate of Campbell or Subsidiary has any liability to make any withdrawal liability payment to any multiemployer plan.

                  (e) There are no pending or, to the knowledge of Campbell, threatened investigations or enforcement actions against Campbell or Subsidiary with respect to any of the Plans.

                  (f) There are no pending or, to the knowledge of Campbell, threatened actions, suits or claims (other than routine claims for benefits) by present or former employees of Campbell or Subsidiary (or their beneficiaries) with respect to any of the Plans or any of their assets or fiduciaries.

     5.10 Environmental Matters. With respect to the Campbell Assets and the operations of the Business, except as disclosed on Campbell Disclosure Schedule 5.10:

                  (a) Except to the extent that failure to comply, either individually or in the aggregate, would not result in an Material Adverse Effect, Campbell and Subsidiary have been operating the Business, and all of the Campbell Assets are, in compliance with all Environmental Laws, except for any noncompliance as a result of Subsidiary not having made any filing, registration or notification or holding any permit, license or authorization required under any Environmental Law; and

                  (b) There is no Environmental Claim pending or, to Campbell's knowledge, threatened, against Campbell, Subsidiary, any of the Campbell Assets or any Campbell Facility that, either individually or in the aggregate, would have a Material Adverse Effect.

     5.11 Litigation.

                  (a) As of the date hereof, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of
Campbell, threatened, against or involving Campbell or Subsidiary which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated by this Agreement or any of the Campbell Closing Documents.

                  (b) As of the date hereof, except as disclosed on Campbell Disclosure Schedule 5.11, there is no claim, action, suit, proceeding or, to the knowledge of Campbell, governmental investigation pending or threatened against Campbell or Subsidiary which, either individually or in the aggregate, would have a Material Adverse Effect.

                  (c) Except as disclosed on Campbell Disclosure Schedule 5.11, neither Campbell nor Subsidiary is subject to any judgment, order, writ, injunction or decree which, either individually or in the aggregate, would have a Material Adverse Effect, nor is Campbell or Subsidiary in default under any judgment, order, writ, injunction or decree to which it is subject, the consequences of which default, individually or in the aggregate, would have a Material Adverse Effect.

     5.12 Taxes. Campbell and Subsidiary have timely filed when due all material Returns required by applicable federal, state or local law to be filed by either of them, all such Returns are true, complete and correct, and Campbell and Subsidiary have paid all Taxes due pursuant to such Returns.

     5.13 Intellectual Property. Campbell Disclosure Schedule 5.13 lists all trademarks, trade names, patents, computer software (other than software purchased by Campbell or Subsidiary that is generally available and has not been modified for the Business) and copyrights, as well as all licenses or other similar agreements to which Campbell or Subsidiary is a party relating to any intellectual property, that are necessary in the operation of the Business in all material respects, consistent with past practices (the "Intellectual Property"), all of which, except as set forth on Campbell Disclosure Schedule 5.13, were owned by Campbell prior to the Transfer and Assignment and are now owned by Subsidiary and included in the Campbell Assets. Campbell was, and as of the Closing Subsidiary is, the sole and exclusive beneficial owner of such Intellectual Property, free and clear of all Encumbrances, except as set forth on Campbell Disclosure Schedule 5.13. Except as disclosed on Campbell Disclosure
Schedule 5.13, to the knowledge of Campbell, there has been no infringement or violation of Campbell's or Subsidiary's rights in or to any Intellectual Property, nor, to the knowledge of Campbell, any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property which in any such case, either individually or in the aggregate, would have a Material Adverse Effect. To the knowledge of Campbell, there has been no activity in which Campbell or Subsidiary is engaged in carrying on the Business that violates or infringes any intellectual property rights of any third party.

     5.14 Consents.  Except for the  requirements of the Antitrust  Improvements
Act or as shown on Campbell Disclosure Schedules 5.14 or 5.2, no consent, approval or authorization of, or declaration, filing (other than filings with tax authorities) or registration with, any governmental or regulatory authority or any other third party is required to be made or obtained by Campbell or Subsidiary in order to consummate the transactions contemplated by this Agreement and the Campbell Closing Documents.

     5.15 Absence of Certain Changes and Undisclosed Liabilities. Except as set forth on Campbell Disclosure Schedule 5.15 and except as contemplated or permitted by this Agreement, since December 31, 1997: (a) neither Campbell nor Subsidiary has entered into any pledge, commitment, transaction or other agreement relating to the Business involving expenditures of more than $100,000, other than in the ordinary course of business, including, without limitation, any borrowing or capital expenditure material to the Business, (b) Campbell and Subsidiary have operated the Business, and maintained the books and records thereof, in accordance with past practices and (c) there has not been (i) any material change by Campbell or Subsidiary in accounting methods or principles applicable to any portion of the Business, (ii) any labor trouble or work stoppage having, either individually or in the aggregate, a Material Adverse Effect, (iii) any material change in the practices of Campbell or Subsidiary with respect to the manner and timing of payment of trade or other payables of the Business, (iv) any mortgage, pledge or imposition of an Encumbrance on any of the assets or properties of the Business, other than in the ordinary course of business, (v) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Campbell Assets, the Campbell Facilities or the Business that has had or is likely to have, either individually or in the aggregate, a Material Adverse Effect, (vi) any sale, transfer or other disposition of any tangible or intangible assets of the Business (except in the ordinary course of business) having an aggregate book value of $100,000 or more,
(vii) any  write-down  or write-up of the value of any of the  Campbell  Assets,
(viii) other than in the ordinary course and consistent with past practices, any general uniform increase in the compensation of employees of Campbell or Subsidiary relating to the Business (including, without limitation, any increase pursuant to any Plan, but excluding any increase pursuant to any collective bargaining agreement), (ix) any material increase in inventory levels of the Business in excess of historical levels for comparable periods, (x) any material change in policies, operations or practices with respect to business operations followed by Campbell or Subsidiary in connection with the Business, or (xi) any other change in the Business or any of the Campbell Assets, which in the judgment of Campbell has, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.16 Effect of Agreements. As a result of the Transfer and Assignment, Subsidiary will have ownership of, a leasehold interest in, a license to, an assignment of, or access to, all assets necessary to operate the Business in all material respects consistent with past practices, except for the Excluded Assets and except as provided in Section 2.5.

     5.17 Campbell Fiscal 1998 Can Manufacturing Plan. Campbell has delivered to Purchaser the manufacturing forecasts for the Business by size, type/can class, and facility (the "Plan"), as in effect on the date hereof. Notwithstanding the foregoing, Purchaser waives any and all claims or causes of action for any breach of this Section 5.17 and/or to the extent that the same relate to or are based upon the Plan and hereby forever releases Campbell and its shareholders, officers, directors and Affiliates from any such claim or cause of action.

     5.18 Compensation. Campbell Disclosure Schedule 5.18 hereto contains a list as of a date no more than ten Business Days prior to the date hereof, of all salaried employees of Campbell or Subsidiary employed primarily for the Business (collectively, with all other employees of Campbell for the Business, the "Employees"), together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1997 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SILGAN


                  Purchaser and Silgan hereby make the representations and warranties to Campbell set forth in this Article VI, but subject to the information contained in, and the exceptions noted or referred to in, the Purchaser Disclosure Schedule. The disclosure of any matters in one part of the Purchaser Disclosure Schedule or any document delivered pursuant to any provision of this Article VI shall be deemed to be a disclosure of such matters in response to any other provision of this Article VI to which such matter may be applicable.

     6.1 Organization of Purchaser. Each of Purchaser and Silgan is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and the Purchaser Closing
Documents to which it is a party, to perform its obligations under this Agreement and the Purchaser Closing Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the Purchaser Closing Documents to which it is a party. Each of Purchaser and Silgan has all requisite corporate power to own or lease and operate its properties, and to carry on the Business.

     6.2 Corporate Authorization; No Violation. Each of Purchaser and Silgan has duly authorized the execution and delivery by it of this Agreement and the Purchaser Closing Documents to which it is a party, the performance by it of its obligations under this Agreement and the Purchaser Closing Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the Purchaser Closing Documents to which it is a party. This Agreement constitutes, and each of the Purchaser Closing Documents to be executed and delivered by Purchaser and/or Silgan at the Closing shall, when so executed and delivered, constitute, the legal, valid and binding obligation of Purchaser and/or Silgan, as the case may be, enforceable against Purchaser and/or Silgan, as the case may be, in accordance with its terms (subject, as to enforcement, to bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies). Except as shown in Purchaser Disclosure
Schedule 6.2, neither the execution and delivery by Purchaser or Silgan of this Agreement or any of the Purchaser Closing Documents to which it is a party nor the performance by Purchaser or Silgan of its respective obligations under this Agreement or any of the Purchaser Closing Documents to which it is a party nor the consummation by Purchaser or Silgan of the transactions contemplated by this Agreement or any of the Purchaser Closing Documents to which it is a party will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in the violation of, or the creation of a lien or encumbrance upon any of the assets of Purchaser pursuant to, the respective Certificates of Incorporation or By-laws, each as amended, of each of Purchaser and Silgan or any agreement or instrument to which Purchaser or Silgan is a party or by which Purchaser or Silgan or any of their assets are bound or any judgment, order, writ, injunction or decree of any court, administrative or governmental agency or body applicable to Purchaser or Silgan.

     6.3 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Purchaser and Silgan, threatened against or involving Purchaser or Silgan or any Affiliate of either which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated by this Agreement or any of the Purchaser Closing Documents.

     6.4 Consents. Except for the requirements of the Antitrust Improvements Act, no consent, approval or authorization of, or declaration, filing (other than filings with tax authorities) or registration with, any governmental or regulatory authority or any third party is required to be made or obtained by Purchaser or Silgan before the consummation of the transactions contemplated by this Agreement and the Purchaser Closing Documents.

     6.5 Investment Intent. Purchaser is an "accredited investor" within the meaning of Regulation D adopted by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser is acquiring the Shares for investment purposes only and not with a view to any public distribution of any of the Shares. Purchaser shall not sell or otherwise dispose of any of the Shares in violation of the Securities Act of 1933, as amended, the rules and regulations adopted by the United States Securities and Exchange Commission under that Act or any other applicable securities laws.

     6.6 Multiemployer Plan Obligations. Purchaser Disclosure Schedule 6.6 sets forth (i) any "multiemployer plan," within the meaning of Section 3(37) of ERISA, that Purchaser, Silgan or any current or former ERISA Affiliate of Purchaser or Silgan (referred to herein as "MEP Party") has ever contributed to, or been required to contribute to, (ii) the amount of any liability any MEP Party has incurred as a result of a withdrawal or partial withdrawal from each such plan, the date such liability was incurred and the amount of any payments made to satisfy any such liability and (iii) for each such plan, an estimate, provided by the board of trustees of such plan, of the potential withdrawal liability should any MEP Party that is currently obligated to contribute to such a plan withdraw or partially withdraw from the plan, calculated as of a date within the one-year period ending on the Closing Date.


                                   ARTICLE VII

                            COVENANTS AND AGREEMENTS

     7.1 Best Efforts. Purchaser and Campbell shall cooperate with each other and use their commercially reasonable best efforts to obtain all other governmental and third party consents and approvals necessary to complete the transactions contemplated by this Agreement. This obligation shall not require either party to pay any monies or other value to any third party, except for filing fees imposed by law.

     7.2 Accounting Matters. Purchaser may require certain audited annual and unaudited interim financial statements with respect to the Business to satisfy applicable Securities and Exchange Commission reporting requirements. If Purchaser requires any such financial statements, Campbell will take all steps reasonably necessary and appropriate to provide Purchaser with such financial statements in a timely manner after the Closing. Purchaser agrees to reimburse Campbell for all reasonable costs and expenses incurred by Campbell to provide such financial statements including, without limitation, the reasonable costs and expenses of Campbell's independent accounting firm.

     7.3 Taxes.

                  (a) Campbell shall be responsible (i) for all Taxes imposed upon or measured by the taxable income of (A) Campbell, including all taxable income allocable to any period ending before the Closing Date, and (B) Subsidiary allocable to any period ending before the Closing Date, and (ii) for all other Taxes relating to the Business, Subsidiary or any of the Campbell Assets allocable to any period ending before the Closing Date. Campbell shall indemnify Purchaser, Subsidiary and any other person with which Purchaser or Subsidiary files, has filed or will file a consolidated or combined Return against, and shall hold them harmless from, any and all such Taxes. Campbell shall be responsible for completing and filing all Returns relating to the Taxes described in the first sentence of this Section 7.3(a).

                  (b) Campbell shall, and Silgan shall cause Silgan Corporation to, make timely and valid elections under Code Sections 338(g) and 338(h)(10) (and any analogous state and local tax provisions) with respect to the sale of the Shares. Campbell shall pay any and all Taxes attributable to the making of such elections and shall be responsible for completing and filing all Returns relating to such Taxes. Campbell shall indemnify Purchaser, Subsidiary and any other person with which Purchaser or Subsidiary files, has filed or will file a consolidated or combined Return against, and shall hold them harmless from, any and all Taxes resulting from the filing of such elections.

                  (c) After the Closing Date, Campbell and Purchaser shall prepare or cause to be prepared and delivered to the other party such information as the other party shall reasonably request to enable it to prepare its Returns. Subject to Section 13.17, Purchaser and Campbell agree to furnish or cause to be furnished to each other, upon request, as promptly as is practical, such additional information (including by means of access to books and records) and assistance relating to the Business and the Campbell Assets as is reasonably necessary for the filing of any Returns, preparation for any audit and prosecution or defense of any claim, suit or proceeding relating to any Taxes or proposed adjustment to Taxes. Purchaser and Campbell shall notify the other party of its receipt of any notice regarding Tax audits or adjustments that may affect the Tax liability of the other party. Purchaser and Campbell shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving Campbell or Purchaser or any entity with which Campbell or Purchaser is, was or will be consolidated or combined for any Tax purpose, and each shall execute and deliver such powers of attorney and other documents as may be reasonably necessary or useful to carry out the intent of this Section 7.3(c).

                  (d) Each party hereto shall keep or cause to be preserved and kept the records related to the Business and in its possession after the Closing for a period of seven years after the Closing Date, or for any longer period as may be required by any statute, regulation, government agency or ongoing litigation, and to make such records available to the other parties or their representatives as may be reasonably requested by the other party in connection with any legal proceedings against, or any governmental investigations or Tax examination of, the other party. If a party wishes to destroy such records after that time, it shall first give the other party 60 days' prior written notice, and the other party shall have the right, at its option, upon prior written notice to the first party within that 60-day period, to take possession of those records within 90 days after the date of the first party's notice.

     7.4 Signage. Purchaser shall, at Purchaser's expense, remove, destroy and dispose of all signs featuring, containing or comprising names or logos of Campbell or its Affiliates appearing anywhere in, on or about any of the Facilities as soon as practicable after the Closing Date.

     7.5 Post-Closing by Purchaser. After the Closing Date, Purchaser shall give, or cause to be given, to Campbell's representatives (including, without limitation, its accountants, counsel, employees, contractors, consultants and engineers), upon reasonable notice and during normal business hours at Purchaser's premises, such reasonable access to the personnel, properties, contracts, books, records, files, documents and affairs of the Business and copies (at the expense of Campbell) of contracts, books, records, files and documents that are among the Campbell Assets as are reasonably necessary to allow Campbell to perform any Cleanup that Campbell is permitted to perform at any Campbell Facility pursuant to this Agreement, any Lease or the Wastewater Services Agreement, to fulfill its obligations under the Wastewater Services Agreement and other Campbell Closing Documents and as otherwise necessary to conduct its activities permitted under the Wastewater Services Agreement, and to obtain information in connection with the preparation for any audit of Campbell's Returns and any claims (including Environmental Claims), demands, reports, other audits, suits, actions or proceedings by or against, or obligations of, Campbell. Purchaser shall cooperate in all reasonable respects with Campbell after the Closing with respect to any claims, demands, Tax or other audits, suits, actions and proceedings by or against Campbell relating to the Business.

     7.6 Post-Closing by Campbell. After the Closing, Campbell shall give, or cause to be given, to Purchaser and its representatives (including, without limitation, its accountants, counsel and employees), upon reasonable notice and during normal business hours at Campbell's premises, such reasonable access to the personnel, properties, contracts, books, records, files, documents and affairs of Campbell relating to the Business and copies (at the expense of Purchaser) of contracts, books, records, files and documents as are reasonably necessary to allow Purchaser to obtain information in connection with the preparation for and any audit of the Returns of Purchaser or Subsidiary and any claims, demands, other audits, suits, actions or proceedings by or against, or obligation of, Purchaser or Subsidiary. After the Closing, Campbell shall cooperate in all reasonable respects with Purchaser with respect to any claims (including Environmental Claims), demands, Tax or other audits, suits, actions or proceedings by or against Purchaser as the owner and operator of the Business or Subsidiary, and in connection therewith, shall give Purchaser reasonable access to and copies of (at the expense of Purchaser) the books, records, files and documents of Campbell relating to the Business that are among the Excluded Assets. Purchaser and Campbell shall keep each other fully informed of all matters relating to any audit or judicial or administrative proceeding, including, without limitation, any settlement negotiations for which such party is requesting access under Section 7.5 or 7.6, as the case may be.

     7.7 Elaboration. For purposes of Sections 7.5 and 7.6: (i) wherever access to records is referred to, such access shall be at the location of the possessing party where such records are located; (ii) Purchaser and Campbell shall each retain all records referred to in Sections 7.5 and 7.6 for all periods required under applicable law and (iii) references to "at the expense" of a party shall mean any reasonable and necessary payment to unrelated third parties, but shall not include reimbursement of overhead and employee costs of the other party.

     7.8 Environmental Matters. (a) The parties hereto acknowledge that, prior to the date hereof, Purchaser's environmental consultant has prepared the Purchaser's Environmental Reports for environmental site assessments that it performed for each of the Campbell Facilities, which Reports are listed on Purchaser Disclosure Schedule 7.8(a) hereto and copies of which have been provided to Campbell. Campbell reserves its right to enter any Campbell Facility to perform any testing it reasonably determines is necessary or desirable to confirm the results of the Purchaser's Environmental Reports, provided that in connection therewith in no event shall Campbell interfere with Purchaser's operations in any material respect at any such Campbell Facility. Any dispute regarding the results of the Purchaser's Environmental Reports shall be resolved as provided in Section 11.1 hereof.

     (b) Campbell agrees to perform the activities set forth on Campbell Disclosure Schedule 7.8(b) promptly after the Closing Date, in accordance with all applicable Environmental Laws to the extent applicable. In connection with the foregoing, Campbell shall not unreasonably interfere with Purchaser's operations.

     7.9 Multiemployer Plan Obligations. (a) Until the termination of the Pledge and Rights Agreement (as hereinafter defined), (i) Purchaser shall update all of the information required by Schedule 6.6 hereto annually as of each January 1st, using substantially the same form as set forth in Schedule 6.6 hereto (but the reference to "Closing Date" at the end of Section 6.6 shall instead refer to the date such updated information is provided), and shall provide such updated information to Campbell no later than the September 30th following such January 1st and (ii) Purchaser shall notify Campbell in writing no later than five (5) business days following an event which will result in, or is reasonably likely to result in, the assessment of withdrawal or partial withdrawal liability by a "multiemployer plan," within the meaning of Section 3(37) of ERISA, on Purchaser, Silgan or any MEP Party. For purposes of this Section 7.9 , the term "MEP Party" shall include any entity which becomes an ERISA Affiliate of Purchaser or Silgan after the Closing Date.

                  (b) On the Closing Date, Silgan shall deliver to Campbell an irrevocable letter of credit with terms acceptable to Campbell, the face amount (i.e., the maximum amount that can be drawn thereunder) of which shall equal the total of the incurred and potential liability disclosed in Schedule 6.6 hereto (as amended or substituted from time to time, the "Letter of Credit"). The face amount of the Letter of Credit shall be adjusted each September 30th in accordance with the change in the total incurred and potential liability as of the January 1st of such year as reported to Campbell in accordance with Section 7.9(a) above.

                  (c) Subject to (d) below, Campbell shall be entitled to draw on the Letter of Credit, in accordance with the terms thereof, upon, and only upon, (i) the assessment against it of withdrawal or partial withdrawal liability by a multiemployer plan, based upon the participation of Purchaser, Silgan or any MEP Party in such plan, (ii) the delivery by Campbell to the lending institution issuing such Letter of Credit (the "Bank") the documents required thereby and (iii) the delivery by Campbell to Silgan of documentation reasonably supporting the existence of such assessment. Silgan shall indemnify Campbell for all Damages incurred by Campbell (less amounts received by Campbell upon its draw on the Letter of Credit) relating to all such withdrawal or partial withdrawal liability.

                  (e) Silgan  shall  maintain  the Letter of Credit until either
(i) the Pledge and Rights Agreement terminates and no withdrawal or partial withdrawal from a multiemployer plan by Purchaser, Silgan or any MEP Party has occurred since the Closing Date, or (ii) all withdrawal and partial withdrawal liability incurred by Purchaser, Silgan and any MEP Party between the Closing Date and the date of the termination of the Pledge and Rights Agreement has been satisfied. Campbell acknowledges and agrees that the Letter of Credit shall, by its terms, expire one year from its date of issuance, but is subject to automatic extensions for successive one-year periods unless the Bank determines not to so extend the Letter of Credit. In the event that the expiration date of the Letter of Credit is not extended, immediately prior to its expiration, Campbell shall be entitled to drawn down the face amount thereof in accordance with the terms of such Letter of Credit. In such event, Campbell agrees that it shall hold such funds in escrow on behalf and for the benefit of Silgan and shall not be entitled to retain any of such funds unless and until Campbell would otherwise have been entitled to draw down such funds under such Letter of Credit. At such time as Silgan replaces any expired Letter of Credit with a new letter of credit with terms acceptable to Campbell, Campbell shall promptly return to Silgan any and all funds drawn in the expired Letter of Credit and then held in escrow (together with interest accrued thereon) by Campbell. Campbell shall invest any such funds held in escrow in short term treasury bills.

                  (f) Notwithstanding the foregoing, if at any time Silgan can demonstrate that the current face amount of the Letter of Credit is materially higher than the total amount of incurred and potential withdrawal and partial withdrawal liability from all multiemployer plans in which Silgan, Purchaser or any MEP Party participates that Silgan, Purchaser or any MEP Party would be responsible for under ERISA at the applicable times, then the parties shall negotiate in good faith the face amount of the Letter of Credit based on such total maximum amount of withdrawal and partial withdrawal liability under ERISA.


                                  ARTICLE VIII

                          COVENANTS AND REPRESENTATIONS
                       RELATING TO PERSONNEL ARRANGEMENTS

     8.1 Continued Employees; Labor Supply Agreement. (a) Silgan shall offer employment, effective as of the Closing Date, to those employees of Campbell listed on Purchaser Disclosure Schedule 8.1 to this Agreement. Silgan shall pay each such employee who accepts such offer (hereafter a "Continued Employee") the same monthly salary (excluding, however, variable compensation) that such Continued Employee was receiving from Campbell as of the day immediately preceding the Closing Date.

                  (b) Continued Employees shall be as of the Closing Date exclusively employees of Purchaser and shall no longer be employees of Campbell. Purchaser shall hold Campbell harmless against any liabilities or obligations relating to each Continued Employee's employment with Purchaser, including, without limitation, any liability or obligation relating to compensation (including, without limitation, wages and benefits), the provision of training, withholding taxes and the completion and filing of all required documentation relating thereto and duties imposed by any applicable law or regulation. Campbell shall satisfy and retain any and all responsibility for all, and

Campbell acknowledges that Purchaser shall have no obligation or responsibility for any, liabilities or obligations relating to (i) except as expressly provided in the other Purchaser Closing Documents, any employee of Campbell that is not a Continued Employee, and (ii) except as expressly assumed by the Purchaser hereunder, any Continued Employee for any period prior to such Continued Employee becoming an employee of Purchaser. The covenants contained in this paragraph shall remain in full force and effect regardless if, by operation of any law, Purchaser (or its Affiliates) and Campbell are deemed to be joint employers, a single employer, or otherwise with respect to the Continued Employees or any other employees of Campbell.

                  (c) Campbell shall retain and satisfy all obligations with respect to, and administer all claims for, workers' compensation made by Continued Employees for events occurring prior to the Closing Date in accordance with Campbell's policies in effect as of the Closing Date. Campbell shall also retain all obligations for short-term and long-term disability benefits due to Continued Employees for all events occurring prior to the Closing Date, including all medical and related payments incurred prior to or after the Closing Date.

                  (d) Campbell and the Purchaser acknowledge that at the Closing Campbell and Purchaser will execute and deliver an agreement (the "Labor Supply Agreement") pursuant to which, among other things, Campbell will agree to provide Purchaser with certain labor at the Campbell Facilities as set forth therein, as well as a letter agreement (the "Labor Transfer Agreement") pursuant to which, among other things, the employees referenced therein will be transferred to Purchaser.

     8.2           Employee Benefits.

                  (a) As of the Closing Date, all Continued Employees shall cease to accrue benefits under the Plans, and Campbell shall take all such action as may be necessary to effect such cessation. There shall be no transfer of assets or liabilities of the Plans to any employee benefit plans of Purchaser except as provided in Section 8.2(c) below. Campbell shall retain all responsibility for, and Purchaser shall have no obligation or responsibility for, any of such benefits, except as provided in Section 8.2(c) below. As soon as possible, but not later than 90 days following the Closing Date, Campbell will deliver to each Continued Employee one or more communications setting forth in detail such Continued Employee's rights, benefits and status under the Plans. Campbell will provide copies to Purchaser of all communications from Campbell to Continued Employees at least five (5) business days prior to mailing such communications to Continued Employees.

                  (b) Purchaser's offer of employment to Continued Employees shall include benefits (other than compensation) generally offered by Silgan to its salaried employees. All such Continued Employees shall receive from Purchaser credit for years of service with Campbell under Purchaser's applicable defined contribution and deferred benefit employee plans for purposes of eligibility and vesting. As soon as practicable after the Closing Date, Campbell shall pay all Continued Employees for their unused accrued vacation with Campbell as of the Closing Date. For the balance of the calendar year in which the Closing Date occurs, Purchaser shall provide each Continued Employee who remains employed by Purchaser for such balance of such calendar year with the number of vacation days that such Continued Employee would have earned had they remained employed by Campbell for such balance of such calendar year.

                  (c) As soon as practicable following the Closing Date, but in no event later than 120 days after the Closing Date, Campbell shall cause the Campbell Soup Company Savings 401(K) Plan for Salaried Employees (the "Campbell 401(K) Plan") to treat each Continued Employee as having separated from service with Campbell as of the Closing Date for purposes of applying the distribution provisions of the Campbell 401(K) Plan or as otherwise being entitled to receive a distribution pursuant to Section 401(k)(10) of the Code to the extent applicable. Purchaser agrees to cause its defined contribution plan or plans ("Buyer's successor plans") to accept a direct rollover, as provided under
Section 401(a)(31) of the Code, of any "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the Code) from the Campbell 401(K) Plan of a Continued Employee who elects to make such a direct rollover to Purchaser's successor plans. Campbell shall make all unpaid contributions, if any, to the Campbell 401(K) Plan with respect to periods prior to the Closing Date.

                  (d) With respect to post-retirement health and life insurance benefits for Continued Employees under the Plans, Campbell shall retain all responsibility for providing and shall provide, and Purchaser shall have no obligation or responsibility for providing, such post-retirement benefits under the Plans to those Continued Employees who are eligible to receive such post-retirement benefits under the Plans as of the Closing Date.

                  (e) Campbell shall maintain the defined benefit pension Plan or Plans ("Campbell Pension Plans") in which the Continued Employees participated prior to the Closing Date on a "frozen" basis with respect to the Continued Employees, with no benefits accruing to the Continued Employees after the Closing Date. Such benefits shall be paid in accordance with the provisions of the relevant plan. As soon as practicable after the Closing Date, Campbell shall provide to Purchaser a schedule detailing each Continued Employee's accrued benefits under Campbell's Plans and any employee census data as Purchaser shall reasonably request.

                  (f) Campbell shall treat the Closing as a "Qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) and shall offer the Continued Employees and their eligible dependents "COBRA" continuation coverage under all Campbell "group health plans" (within the meaning of Section 5000(b)(1) of the Code), including any related flexible spending account plans, in which such Continued Employees and dependents participated immediately prior to the Closing Date. Campbell shall retain responsibility for claims made by Continued Employees under Campbell's group health plans with respect to events occurring prior to the Closing Date.

                  (g) Campbell Disclosure Schedule 8.2(g) hereto sets forth a list of each of the Continued Employees, the Campbell Facility at which he/she is located as of such date, the title or position held by such Continued Employee as of such date, the prior titles or positions held by such Continued Employee for the past five years (or such shorter period during which such Continued Employee was employed by Campbell), the initial date of hire by Campbell for such Continued Employee and the various dates that are used by Campbell to determine the years of service credited by Campbell to each such Continued Employee for purposes of eligibility and vesting under the Plans. At the time of the Closing, there are no Continued Employees who are receiving (or are eligible to receive) short-term or long-term disability benefits or workers' compensation.

                  (h) Nothing contained in this Agreement, expressed or implied, shall be interpreted to confer upon any of the Employees (including, without limitation, the Continued Employees) any rights or remedies as third-party beneficiaries, including, without limitation, any rights of continued employment, any rights to a particular term of employment or any rights to any particular compensation or benefits whatsoever (including, without limitation, any form of notice or severance pay). The right to enforce any of the terms of this Agreement shall inure only to the parties hereto and shall in no way extend to any third parties who might benefit from the terms of this Agreement in any way, including, without limitation, the Employees.

     8.3 Restrictions on Hiring. During the term of the Supply Agreement, except for Donald Lanning, Purchaser shall not hire, solicit for hire, recruit, or otherwise hire any employee of Campbell for employment (or for the provision of any other services under contract) with Purchaser, nor any person who was employed by Campbell during any time during the one-year period preceding such hiring, solicitation, or recruitment. During the term of the Supply Agreement, Campbell shall not hire, solicit for hire, recruit, or otherwise hire any employee of Purchaser or its Affiliates for employment (or for the provision of any other services under contract) with Campbell, nor any person who was employed by Purchaser at any time during the one-year period preceding such hiring, solicitation, or recruitment.


                                   ARTICLE IX

                  CLOSING DOCUMENTS TO BE DELIVERED BY CAMPBELL

     At the Closing, Campbell shall deliver the following to Purchaser:

     9.1 Opinion of Counsel. An opinion of Dechert Price & Rhoads, dated the Closing Date, in form and substance satisfactory to Purchaser.

     9.2 Certificates for Shares. Certificates representing the Shares, together with duly executed stock powers covering the Shares, along with the minute books and all records and documents of Subsidiary, including, without limitation, all necessary bills of sale and transfer, assignments and other instruments of conveyance and transfer to effect the Transfer and Assignment.

     9.3 Consents. Copies of the written consents and approvals listed on Campbell Disclosure Schedule 5.14 (other than consents or approvals the failure of which to obtain, either individually or in the aggregate, would not have a Material Adverse Effect).

     9.4 Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of Campbell dated the Closing Date and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of Campbell as in effect on the date of such certification, (ii) that attached thereto is a true, complete and correct copy of the Certificate of Incorporation, as amended, of Campbell as certified as of a recent date by the Secretary of State of the State of New Jersey, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of Campbell approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Campbell of this Agreement and the Campbell Closing Documents, as in effect on the date of such certification, and (iv) as to the incumbency and signatures of certain officers of Campbell executing any instrument or other document delivered in connection with such transactions.

     9.5 Further Instruments. Such further instruments of assignment, conveyance or transfer or other documents (subject to Section 2.5) as Purchaser may reasonably request relating to the Shares and the transactions contemplated hereby, including, without limitation, memoranda of leases for each of the Campbell Facilities to be leased, each in the customary form for the state in which such Campbell Facility is located, and such other documents as Purchaser may reasonably request consistent with the terms hereof.

     9.6 Supply Agreement. The Supply Agreement executed by Campbell, in form and substance satisfactory to Purchaser.

     9.7 Leases. A lease for each Campbell Facility (collectively, the "Leases," and, individually, a "Lease") executed by Campbell, in form and substance satisfactory to Purchaser.

     9.8 Labor Supply Agreement. The Labor Supply Agreement and the Labor Transfer Agreement executed by Campbell, in form and substance satisfactory to Purchaser.

     9.9 Shared Services Agreement. A shared services agreement (the "Shared Services Agreement") executed by Campbell, in form and substance satisfactory to Purchaser.

     9.10 Pledge and Rights Agreement. A pledge and rights agreement executed by Campbell, in form and substance satisfactory to Purchaser (the "Pledge and Rights Agreement").

     9.11 Wastewater Services Agreement. A wastewater services agreement (the "Wastewater Services Agreement") for all of the Campbell Facilities (except for the Sacramento Facility) executed by Campbell, in form and substance satisfactory to Purchaser.

                                    ARTICLE X

                 CLOSING DOCUMENTS TO BE DELIVERED BY PURCHASER

     At the Closing, Purchaser shall deliver the following to Campbell:

     10.1 Opinion of Counsel. An opinion of Winthrop, Stimson, Putnam & Roberts, dated the Closing Date, in form and substance satisfactory to Campbell.

     10.2 Purchase Price. The Purchase Price (including the cash payment and the Note executed by Purchaser), as required pursuant to Section 3.1.

     10.3 Consents. Copies of the written consents and approvals listed on Purchaser Disclosure Schedule 6.2.

     10.4 Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of Purchaser dated the Closing Date and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of Purchaser as in effect on the date of such certification, (ii) that attached thereto is a true, complete and correct copy of the Certificate of Incorporation, as amended, of Purchaser as certified as of a recent date by the Secretary of State of Delaware (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Purchaser of this Agreement and the Purchaser Closing Documents, as in effect on the date of such certification, and
(iv) as to the incumbency and signatures of certain officers of Purchaser executing any instrument or other document delivered in connection with such transactions.

     10.5 Further Instruments. Such further instruments of assumption or other documents with respect to the transactions contemplated by this Agreement as Campbell may reasonably request.

     10.6 Supply Agreement. The Supply Agreement executed by Purchaser and Silgan, in form and substance satisfactory to Campbell.

     10.7 Leases. A Lease for each Campbell Facility executed by Purchaser and Silgan, in form and substance satisfactory to Campbell.

     10.8 Labor Supply Agreement. The Labor Supply Agreement and the Labor Transfer Agreement executed by Purchaser and Silgan , in form and substance satisfactory to Campbell.

     10.9 Shared Services Agreement. The Shared Services Agreement executed by Purchaser, in form and substance satisfactory to Campbell.

     10.10 Pledge and Rights Agreement. The Pledge and Rights Agreement executed by Silgan, Silgan Corporation and Purchaser, along with stock certificates representing all of the outstanding capital stock of Purchaser and blank stock powers executed by Silgan Corporation, all in form and substance satisfactory to Campbell.

     10.11 Guaranty. A guaranty (the "Guaranty") in favor of Campbell executed by Silgan Holdings Inc., Silgan, Silgan Containers Manufacturing Corporation and Silgan Corporation in form and substance satisfactory to Campbell.

     10.12 Wastewater Services Agreement. The Wastewater Services Agreement for all of the Campbell Facilities (except for the Sacramento Facility) executed by Purchaser, in form and substance satisfactory to Campbell.

     10.13 Letter of Credit. The Letter of Credit.


                                   ARTICLE XI

                                 INDEMNIFICATION


     11.1 By Campbell. Subject to the limitations set forth in the balance of this Article XI and subject to Section 13.4, Campbell shall protect, defend, indemnify and hold harmless Purchaser and its Affiliates (collectively, the "Purchaser Indemnitees") from and against any and all demands, judgments, injuries, penalties, fines, restitutions, monetary sanctions, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses, reasonable expert witness and consulting fees and reasonable costs of investigation and feasibility studies incurred in investigating and defending against the assertion of any of the foregoing) (collectively, "Damages") suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee directly arising out of or based upon or directly resulting from or as a direct result of: (i) failure by Campbell to discharge in full any Excluded Liability, (ii) any breach by Campbell of any of its representations or warranties in this Agreement, (iii) a breach or nonfulfillment of any covenant or undertaking of Campbell contained in this Agreement, the Shared Services Agreement or the Wastewater Services Agreement, (iv) to the extent required by any Environmental Law as in effect as of the Closing Date or as ordered by any governmental agency or court of competent jurisdiction, the Cleanup of any

Materials of Environmental Concern Released on, beneath or from any Campbell Facility (A) prior to the Closing Date, except to the extent, and only to the extent, that such Release is caused, exacerbated or aggravated by any act or omission on the part of Silgan, Purchaser, any of their Affiliates or any of their respective employees or agents (including Provided Employees) or, after the Closing Date and during the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility), by any other person (other than Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents), or (B) after the Closing Date to the extent, and only to the extent, that such Release is caused, exacerbated or aggravated by any act or omission on the part of Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents, (v) except in respect of the Sacramento Action (as hereinafter defined) or the CBE Action (as hereinafter defined) which are the subject of Section 11.1(vii) below, any noncompliance with any Environmental Law as in effect as of the Closing Date at any Campbell Facility (A) prior to the Closing Date, except to the extent, and only to the extent, that such noncompliance is caused, exacerbated or aggravated by any act or omission on the part of Silgan, Purchaser, any of their Affiliates or any of their respective employees or agents (including Provided Employees) or, after the Closing Date and during the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility), by any other person (other than Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents) , or (B) after the Closing Date, to the extent, and only to the extent, that such non-compliance is exacerbated or aggravated by any act or omission on the part of Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents, (vi) the loss of life, injury to third-party property or person or damage to natural resources caused by the actual, alleged or threatened Release, storage, transportation, treatment or generation of Materials of Environmental Concern on, at, beneath or from any Campbell Facility (A) prior to the Closing Date, except to the extent, and only to the extent, that such Release, storage, transportation treatment or generation of Materials of Environmental Concern is caused, exacerbated or aggravated by any act or omission on the part of Silgan, Purchaser, any of their Affiliates or any of their respective employees or agents (including Provided Employees) or, after the Closing Date and during the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility), by any other person (other than Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents), or (B) after the Closing Date, to the extent, and only to the extent, that such Release, storage, transportation, treatment or generation of Materials of Environmental Concern is exacerbated or aggravated by any act or omission on the part of Campbell, any of its Affiliates or any of their respective employees (excluding Provided Employees) or agents, or (vii) except to the extent, and only to the extent, that the Damages arise from Purchaser's, Silgan's, any of their Affiliates' or any of their respective employees' or agents' (including Provided Employees') failure to comply with the May 1 Letter to shut down the Three Piece Can Manufacturing Equipment (each as hereinafter defined) by August 1, 2000 and not to exceed the annual three year emission average of such equipment for the last three years (regardless of whether the Sacramento Action is settled) (the "May 1 Letter Requirements") or any of Purchaser's obligations under the Consent Decree or any other settlement agreement entered into by Purchaser in respect of the actions described in Item
(iii) in Campbell Disclosure Schedule 5.10 hereto (the "Sacramento Action") and the action described in Item (vi) in Campbell Disclosure Schedule 5.10 hereto (the "CBE Action"), any claims, actions or causes of action based upon or arising out of the matters covered by or described in the Sacramento Action or the CBE Action (A) with respect to events occurring prior to the Closing Date and, (B) with respect to events occurring from and after the Closing Date, provided that Silgan, Purchaser, any of their Affiliates and their respective employees have complied with the May 1 Letter Requirements, their obligations under Sections 11.5(f)-(j) and, to the extent Purchaser, Silgan or any of their Affiliates enter into the Consent Decree or any other settlement agreement, their obligations under such Consent Decree or any other such settlement agreement entered into by Silgan, Purchaser or any of their Affiliates in respect of the Sacramento Action or CBE Action and have otherwise operated the Three Piece Can Manufacturing Equipment at the Sacramento Facility consistent with Campbell's practices during the three years prior to the Closing Date. As used herein, the term "Provided Employees" means employees covered by the Labor Supply Agreement to the extent such employees are performing activities under the direction, control or supervision of Silgan, Purchaser or any of their Affiliates. No Purchaser Indemnitee shall be entitled to any Damages under
Sections 11.1 (ii) and (iv)-(vi) for the Cleanup of any Materials of Environmental Concern at the Facilities unless (i) the condition requiring such Cleanup was set forth in Campbell's Environmental Reports or Purchaser's Environmental Reports or (ii) such Purchaser Indemnitee shows by a preponderance of the evidence that the condition requiring such Cleanup was caused, exacerbated or aggravated by an act or omission on the part of Campbell, any of its Affiliates or any of their respective employees (other than, from and after the Closing Date, the Provided Employees) or agents, or that the condition requiring such Cleanup existed prior to the Closing Date. Campbell may refute any matter set forth in the Purchaser's Environmental Reports, provided, however, that Campbell shows by a preponderance of the evidence that such matter did not exist prior to the Closing Date. Purchaser shall provide Campbell and its consultants, engineers and representatives with reasonable access to personnel, records, documents and the applicable Campbell Facility so they can perform testing, evaluation and analysis as Campbell deems necessary to confirm or refute Purchaser's determination of whether such Environmental Claim, non-compliance or condition requiring Cleanup is one for which Campbell is responsible as set forth above. In the event the parties cannot agree who is responsible for such Cleanup of such condition because they do not agree when such Environmental Claim, non-compliance or condition was created or who or what caused such Environmental Claim, non-compliance or condition, the parties may, upon mutual agreement, jointly select an environmental consultant or engineer, as appropriate, with recognized environmental experience (the "Independent Expert") to make such determinations. The determination of the Independent Expert shall be final and binding (without any right of appeal) upon both such parties. The Independent Expert shall be permitted to have reasonable access to and to interview the parties' employees and representatives and to review all available information, including Campbell's and Purchaser's environmental reports, tests and studies and may propose such additional investigation, testing, sampling, monitoring or whatever is necessary to resolve such dispute. The fees of the Independent Expert shall be paid by each of the parties in proportion to the amount payable by each party in respect of the Cleanup of such condition, as determined by the Independent Expert.

     11.2 By Purchaser and Silgan. Subject to the limitation set forth in the balance of Article XI and subject to Section 13.4, Purchaser and Silgan shall protect, defend, indemnify and hold harmless Campbell and its Affiliates (collectively, the "Campbell Indemnitees") from and against any and all Damages sustained, suffered or incurred by any Campbell Indemnitee directly arising out of or based upon or directly resulting from or as a direct result of: (i) any Assumed Liability that is not timely discharged in full by Purchaser, (ii) any breach by Purchaser of any of its representations or warranties in this Agreement, (iii) (A) the conduct of the Business by Purchaser from and after the Closing Date or the conduct of any other business by Purchaser, Silgan, any of their Affiliates or any of their respective employees (including Provided Employees) or agents at any Campbell Facility except to the extent of Campbell's indemnification obligations under Section 11.1 hereof; provided that, with respect to any claim for indemnification under this Section (iii)(A) for damages allegedly arising out of the conduct of the Business or any other business by Purchaser, Silgan, any of their Affiliates or any of their respective employees (including Provided Employees) or agents in violation of any Environmental Law, the term "Environmental Laws" as used in this clause (iii) shall, at the end of the time of the applicable Lease and at any time thereafter, mean Environmental Laws as in effect as of the end of the term of the applicable Lease (or, if applicable, until Purchaser vacates such Campbell Facility) or (B) a breach or nonfulfillment of any covenant or undertaking of Purchaser or Silgan contained in this Agreement, the Shared Services Agreement, the Wastewater Services Agreement or the ERC Agreements, (iv) to the extent required by any Environmental Law or as ordered by any governmental agency or court of competent jurisdiction, except to the extent of Campbell's indemnification obligations under Section 11.1 hereof, (A) the Cleanup of any Materials of Environmental Concern Released on, beneath or from any Campbell Facility by Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents or any other person (other than Campbell, any of its Affiliates or any of their respective employees or agents) from and after the Closing Date and until the end of the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility), or
(B) the Cleanup of Materials of Environmental Concern Released on, beneath or from any Campbell Facility prior to the Closing Date to the extent, and only to the extent, that such Release is caused, exacerbated or aggravated by any act or omission on the part of Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents, or after the Closing Date until the end of the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility) by Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents or by any other person (other than Campbell, any of its Affiliates or any of their respective employees or agents); provided that, the term "Environmental Laws" as used in this clause (iv) shall, at the end of the term of the applicable Lease and at any time thereafter, mean Environmental Laws as in effect as of the end of the term of the applicable Lease (or, if applicable, until Purchaser vacates such Campbell Facility), (v) any noncompliance with any Environmental Law at any Campbell Facility from and after the Closing Date (or, if applicable, until Purchaser vacates such Campbell Facility) by Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents or from and after the Closing Date and until the end of the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility) by any other person, except to the extent of Campbell's indemnification obligations under Section 11.1 hereof and except to the extent, and only to the extent, that such noncompliance is caused, exacerbated or aggravated by any act or omission on the part of Campbell, any of its Affiliates or any of their respective employees or agents; provided that, the term "Environmental Laws" as used in this clause (v) shall, at the end of the term of the applicable Lease and at any time thereafter, mean Environmental Laws as in effect as of the end of the term of the applicable Lease (or, if applicable, until Purchaser vacates such

Campbell Facility), (vi) except to the extent of Campbell's indemnification obligations under Section 11.1 hereof, the loss of life, injury to property or person or damage to natural resources caused by the actual, alleged or threatened Release, storage, transportation, treatment or generation of Materials of Environmental Concern on, at, beneath or from any Campbell Facility
(A) from and after the Closing Date by Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents or from and after the Closing Date and until the end of the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility) by any other person, except to the extent, and only to the extent, that such Release, storage, transportation, treatment or generation of Materials of Environmental Concern is caused, exacerbated or aggravated by any act or omission on the part of Campbell, any of its Affiliates or any of their respective employees or agents, or (B) in respect of any actual, alleged or threatened Release, storage, transportation, treatment or generation of Materials of Environmental Concern occurring prior to the Closing Date, to the extent, and only to the extent, caused by or exacerbated or aggravated by Silgan, Purchaser, any of their Affiliates or any of their respective employees (including Provided Employees) or agents, or after the Closing Date and during the term of the Lease for such Campbell Facility (or, if applicable, until Purchaser vacates such Campbell Facility), by any other person (other than Campbell, any of its Affiliates or any of their respective employees or agents) and (vii) to the extent required by any Environmental Law or as ordered by any governmental agency or court of competent jurisdiction, except to the extent of Campbell's indemnification obligations under Section 11.1 hereof, the Cleanup of any Materials of Environmental Concern identified in the environmental investigation conducted by Purchaser pursuant to Section 15.2B of each of the Leases (except for such Materials of Environmental Concern which Purchaser shows by a preponderance of the evidence existed as of the Closing Date); provided that, the term "Environmental Laws" as used in this clause (vii) shall, at the end of the term of the applicable Lease (or, if applicable, until Purchaser vacates such Campbell Facility) and at any time thereafter, mean Environmental Laws as in effect as of the end of the term of the applicable Lease. With respect to the parties' indemnification obligations under Sections 11.1(iv)-(vi) or 11.2(iv)-(vi) in respect of the matters described in Campbell Disclosure
Schedule 11.2 hereto, if the parties are unable to reasonably determine what portions of the condition existed before and after the Closing Date, then the responsibility for any Damage resulting from such condition shall be allocated between Campbell, on the one hand, and the Purchaser, on the other hand, based on the duration of each such party's respective use of the relevant equipment during the time that it can be shown, by a preponderance of the evidence, that such equipment was causing the relevant Release, or, if it can not be so shown, based upon the duration of each such party's respective use of the relevant equipment. For purposes of Section 11.2, the term "employee," with respect to Campbell or any of its Affiliates, excludes Provided Employees.

     11.3 Defense. Except as set forth in Section 11.5(d) hereof, if any action, suit or proceeding is commenced, or any claim or demand is asserted, by a third party not Affiliated with any party hereto against a party hereto (the "Indemnitee") in respect of which the Indemnitee proposes to demand indemnification under Section 11.1 or 11.2 above, the party from which indemnification is sought (the "Indemnitor") shall have the right to assume the entire control thereof (including the selection of counsel reasonably acceptable to the Indemnitee), subject to the right of the Indemnitee to participate (with counsel of its choice reasonably acceptable to the Indemnitor but at the

Indemnitee's expense) in the defense, compromise or settlement thereof; provided, however, if the claim or demand is one for which both parties hereto are responsible, then both parties shall jointly assume the defense thereof with counsel reasonably acceptable to each party, and neither party may compromise or settle such claim or demand without the other party's consent, which consent will not be unreasonably denied or withheld. The Indemnitee shall notify the Indemnitor at the earliest practical time after the Indemnitee becomes aware of the circumstance, event or activity which gives rise to the asserted obligation of indemnity, it being understood that failure to provide such notice shall not affect the Indemnitee's right to indemnification hereunder, except to the extent the Indemnitor shall have been prejudiced as a result of such failure (and the Indemnitor shall not be liable for any attorney fees or expenses incurred during the period in which the Indemnitor shall have failed to give such notice). With respect to any actions, suits, proceedings, claims or demands as to which the Indemnitor shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such action with counsel chosen by it and approved by the Indemnitor, which approval shall not be unreasonably withheld, in which case the Indemnitor shall be entitled to participate in the defense of such action (the cost of such participation to be at its own expense) and the Indemnitor shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnitee to the extent that such fees and expenses relate to claims as to which indemnification is due under this Article XI and subject to the limitations contained in this Agreement. Both the Indemnitor and the Indemnitee shall cooperate fully in all respects with one another in any such defense, compromise or settlement, including, without limitation, by making available to the other all pertinent information and personnel under its direct or indirect control, and the parties agree that such cooperation will be carried out in a way so as not to waive any applicable or available attorney-client privilege, and the parties will take all measures to protect such privilege. Neither party shall compromise or settle any such action, suit, proceeding, claim or demand without prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that a party may so compromise or settle, after consultation with the other party, (i) if such compromise or settlement involves solely the payment of money damages and/or the granting of releases, provided that no such compromise, settlement or release shall acknowledge liability for future acts or obligate any Campbell Indemnitee with respect to any post-Closing activities of the Business or, except for the Assumed Liabilities, obligate any Purchaser Indemnitee with respect to any pre-Closing activities of the Business, (ii) if all claimants provide a release (reasonably acceptable to such Indemnitees) in favor of Indemnitees, and (iii) if all claimants agree in writing to maintain the facts and circumstances of the settlement confidential to the extent permitted by applicable law). This Section 11.3 shall not apply to direct claims of any Campbell Indemnitee against Purchaser or Silgan or of any Purchaser Indemnitee against Campbell, that are not based upon claims asserted by third parties.

     11.4 Taxes. Liabilities for any Taxes and related Encumbrances are within the scope of this Article XI. With respect to Tax issues that an Indemnitor desires to contest where such issues must be combined with issues relating to Taxes that are not the responsibility of the Indemnitor, both parties shall cooperate fully. In the event of an audit or contest with Taxing authorities relating to Taxes as to which one party is responsible, such party shall be solely responsible for conducting such audit or contest and shall have the right to control and make all decisions regarding such audit or contest, including the settlement and the selection of a forum for contest; provided, however, that such party may not settle such contest or audit, or otherwise conduct such contest or audit, in a manner that would have a material adverse effect on the other party with respect to the Business without the other party's prior written consent, which shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, to the extent that any contest by either party of any Tax issue results in an Encumbrance on any of the other party's property or assets, the contesting party shall promptly take all action to remove such Encumbrance.

     11.5 Certain Other Limitations.

                  (a) The rights of the Purchaser Indemnitees to indemnification by Campbell pursuant to Section 11.1(ii) shall be subject to the limitations that (i) they shall not be entitled to indemnification with respect to an individual matter unless and until the amount of Damages with respect to such
individual  matter  exceeds  $10,000,   (ii)  they  shall  not  be  entitled  to
indemnification unless the aggregate Damages with respect to all such claims exceeds $2,000,000, in which event, subject to clause (iii) below, the indemnification provided for in Section 11.1(ii) shall be effective only with respect to the amount of such Damages which exceeds $2,000,000 and (iii) the maximum amount of Campbell's indemnification obligation thereunder shall not exceed an aggregate of $15,000,000. The rights of the Campbell Indemnitees to indemnification by Purchaser and/or Silgan pursuant to Section 11.2(ii) shall be subject to the limitations that (i) they shall not be entitled to indemnification with respect to an individual matter unless and until the amount of Damages with respect to such individual matter exceed $10,000, (ii) they shall not be entitled to indemnification unless the aggregate Damages with respect to all such claims exceed $2,000,000, in which event, subject to clause
(iii) below, the indemnification provided for in Section 11.2(ii) shall be effective only with respect to the amount of such Damages which exceeds $2,000,000, and (iii) the maximum amount of Purchaser's indemnification obligation thereunder shall not exceed $15,000,000.

                  (b) Except as otherwise expressly provided in this Article XI, each of the parties acknowledge and agree that the other party shall not have any liability under any provision of this Agreement for any Damage to the extent that such Damage directly relates to actions taken or omitted to be taken by such party or its Affiliates. Each of the parties agrees to take, and to cause their Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event which, given the circumstances at the time, would reasonably be expected, or does, give rise thereto.

                  (c) Each of the parties hereto acknowledges that the other party's indemnification obligations, as described in this Article XI, are intended to be the exclusive remedies of such party pursuant to this Agreement or otherwise in connection with the transactions covered by this Agreement and that such remedies, as so limited and as subject to the expiration periods for the representations and warranties set forth in Section 13.4, are intended to supersede and preempt any and all remedies (in law or equity) which such party may have against the other party and its Affiliates pursuant to this Agreement or otherwise in connection with the transactions covered by this Agreement
(whether for tort or for breach of contract or of representation, warranty, covenant or otherwise) pursuant to any applicable statute, regulation, case law, public policy or otherwise. Nothing contained herein shall affect or otherwise limit Campbell's or Purchaser's remedies under any other agreement, document or instrument delivered pursuant hereto, including, without limitation, the Supply Agreement, the Leases or the Labor Supply Agreement. Each of the parties hereto expressly waives the benefit of any such applicable statute, regulation, case law or public policy and acknowledges that its remedies set forth in this Agreement, as so limited, provide such party with a reasonable remedy. The parties acknowledge that the indemnification limits and expiration periods set forth in this Agreement are a material element of this Agreement and that the

Purchase Price would have been substantially higher if any of those limits and periods were not strictly enforced.

                  (d) To the extent Purchaser is entitled to any Damages for the Cleanup of Materials of Environmental Concern at any of the Campbell Facilities, whether under this Agreement, the Leases or the Wastewater Services Agreement, Campbell shall control the Cleanup (including, without limitation, the sole right to negotiate with governmental agencies or other interested parties and to develop and implement the Cleanup plan), and Campbell shall only be required to perform such Cleanup to the Cleanup level required by all applicable Environmental Laws for the current use of the applicable Campbell Facility or, if more stringent, to the Cleanup level required by any governmental agency (after exhaustion of all relevant appeals or as consented to by the relevant party) for the current use of the applicable Campbell Facility (the "Cleanup Standard"). Notwithstanding the foregoing, any such Cleanup shall be performed so as to minimize to the extent possible any interference with Purchaser's operations at the applicable Campbell Facility. To the extent Campbell is entitled to any Damages for the Cleanup of Materials of Environmental Concern at any of the Campbell Facilities, whether under this Agreement, the Leases or the Wastewater Services Agreement, Campbell shall have the right, at its sole discretion, to control the Cleanup (including, without limitation, the sole right to negotiate with governmental agencies or other interested parties and to develop and implement the Cleanup plan), and Purchaser and Silgan shall only be required to perform or, if performed by Campbell, to pay for such Cleanup to the extent required to restore the Campbell Facility to its condition existing prior to the presence of such Materials of Environmental Concern or the Cleanup Standard, whichever is more stringent; provided, however, if Campbell is controlling the Cleanup, Purchaser and Silgan shall only be required to pay for the reasonably necessary out-of-pocket costs, expenses and charges paid by Campbell to third party contractors, consultants, engineers or other professionals or governmental authorities (such as for permitting fees or oversight costs) for the foregoing. Purchaser covenants that neither it nor anyone acting on its behalf or in connection with a business relationship with it will initiate any discretionary environmental investigation of any of the Campbell Facilities. Any environmental investigation shall not be considered discretionary if it responds to conditions discovered (i) during the normal day-to-day operations of the Campbell Facilities or in connection with any Campbell Facility expansion or renovation and reporting or investigation of such condition is required by a specifically applicable provision of Environmental Law, (ii) if the investigation is in response to a governmental order, decree, notice, suit or proceeding or instruction, (iii) if the investigation is in response to any claim for personal injury or property damage resulting from such alleged environmental condition, or (iv) the investigation arises out of or relates to a reasonable and material concern about safety, health or the environment. Notwithstanding the foregoing, non-invasive environmental compliance audits conducted by Purchaser in the ordinary course of business shall not be deemed a "discretionary environmental investigation" under this subsection (d). Purchaser shall give Campbell reasonable written notice prior to conducting any environmental investigation under Sections 11.5(d)(ii)-(iv) above.

                  (e) Notwithstanding anything herein to the contrary, neither Purchaser or Silgan nor Campbell shall be liable to, or shall indemnify, any Campbell Indemnitee or Purchaser Indemnitee, as the case may be, for any consequential, special or punitive damages of such Campbell Indemnitee or Purchaser Indemnitee, as the case may be.

                  (f)      With respect to the Sacramento Action:

                   (i)  Purchaser,  Silgan and Campbell  will  cooperate in good faith with each other to negotiate and enter into a Consent Decree ("Consent Decree"), which will contain, among other things, terms consistent with the letter provided by Purchaser to Michael Rockett, attorney for the Untied States Department of Justice dated May 1, 1998 ("May 1 Letter"). Neither Silgan, Purchaser, nor any of their Affiliates are required to enter into any consent decree (including, without limitation, the Consent Decree) or any other settlement agreement which contains terms inconsistent with or more onerous than the May 1 Letter.

                   (ii) Nothing in Article XI is intended to provide any Indemnitee with indemnification for fines, penalties and the costs arising from any violation by such Indemnitee of the terms of the Consent Decree, and any such fines, penalties or costs arising from such Indemnitee's failure to comply with the Consent Degree shall be such Indemnitee's sole costs and expense.

                   (iii) If Campbell decides, in its sole discretion, to litigate the Sacramento Action, or the Sacramento Action cannot be amicably resolved for any other reason, Purchaser shall nevertheless comply with the May 1 Letter Requirements, and Purchaser shall cooperate in all reasonable respects and in good faith with Campbell in the litigation of the Sacramento Action.

                   (iv) Purchaser will cooperate in good faith to facilitate Campbell's efforts to apply for and obtain ERCs (as defined below) with respect to the Three Piece Can Manufacturing Equipment, including but not limited to providing all information reasonably required and executing the ERC Assignment and Cooperation Agreement for Shutdown

         Credits and the ERC Assignment and Cooperation Agreement for Control or
         Conversion   Credits  promptly  after  the  Closing  Date,  each  among
         Purchaser, Campbell and Silgan (collectively, "ERC Agreements").


                  (g) With respect to the CBE Action, Purchaser, Silgan and Campbell shall cooperate in all reasonable respects and in good faith with each other in the litigation of the CBE Action and in connection with efforts to resolve the CBE Action amicably. Purchaser agrees to enter into a consent decree or other agreement to settle the CBE Action with Campbell upon terms mutually agreeable to Purchaser and Campbell consistent with the terms in the first draft of the Consent Decree (designated as "US Draft May 20, 1998") (the "Draft Consent Decree") and the May 1 Letter. If Campbell decides, in its sole discretion, to litigate the CBE Action, or the CBE Action cannot be amicably resolved for any other reason, Purchaser shall nevertheless comply with the May 1 Letter Requirements, and Purchaser and Silgan shall cooperate in all reasonable respects and in good faith with Campbell in the litigation of the CBE Action.

                  (h) Campbell shall have sole control and final decision-making authority over the handling of the Sacramento Action and the CBE Action and the negotiations and entering into of any settlement over the Sacramento Action and CBE Action, except, with respect to any portion of the Sacramento Action or CBE Action that may be asserted after the date hereof, if both of the following conditions are met: (i) Silgan, Purchaser or any of their Affiliates are solely liable for such portion of the applicable action, and (ii) such portion of the applicable action is not subject to the indemnification obligations of Campbell pursuant to Section 11.1. If Campbell does not have such sole control and final decision making authority over such portion as a result of the condition in (i) and (ii) of this Section 11.5(h) having been met, Campbell shall gain such right to control and exercise authority if Campbell agrees in writing to indemnify in full all Purchaser Indemnitees with respect to the portion of the Sacramento Action and/or the CBE Action for which Silgan, Purchaser or any of their respective Affiliates may be liable or responsible. To exercise sole control and final decision-making authority shall include but not be limited to (i) conducting the defense of litigation, (ii) the timing, methods and substance of communications with the Environmental Protection Agency ("EPA") and the United States Department of Justice ("Justice") concerning the Sacramento Action and with the claimants (and EPA and/or Justice, if necessary) regarding the CBE Action, (iii) subject to the following two sentences of this paragraph (h), the communication with the public and press concerning the Sacramento Action and CBE Action and settlement thereof, and (iv) whether to settle the Sacramento Action and/or the CBE Action or litigate either such action; provided, however, that Campbell agrees to consult with Purchaser in good faith concerning all such issues in advance, and provided further that Campbell and Silgan will jointly meet with representatives of the EPA and Justice to negotiate the Consent Decree and to refine and work out the details of Silgan's obligations in the May 1 Letter. The parties will work together and jointly formulate any press release or public statements or responses that will be issued regarding the settlement or status of the Sacramento Action and CBE Action. Neither party will issue a press release or standby statement without it first being approved by the other party. To the extent that any communications with the EPA, Justice or the claimants regarding the Sacramento Action or CBE Action are reasonably likely to involve any matters affecting the other party or any of their respective Affiliates, the party communicating shall inform the other party and permit such party to participate in such communications.

                   (i) (i) In accordance with the terms of the ERC Agreements, all emission reduction credit ("ERCs") on account of the shutdown or conversion (if permitted by EPA and SMAQMD, as hereinafter defined) of the side seam stripe equipment, roller coaters and compound applicators, solvents and compounds used in relation thereto at the Sacramento Facility (herein the "Three Piece Can Manufacturing Equipment") shall be the property of Campbell. Each of Purchaser, Silgan and all of their Affiliates assign to Campbell all right, title and interest that Silgan, Purchaser or any of their Affiliates has or may have to apply for or own such credits, and shall, at no charge to Campbell, execute any additional documents necessary to effect such transfer or assignment to Campbell of such ERCs or the right to apply for such ERCs.

                           (ii)  In order to facilitate the timely application
by Campbell for ERCs, Purchaser shall, no fewer than ninety (90) days prior to the anticipated date of permanent shutdown of any of the Three Piece Can Manufacturing Equipment, provide Campbell with written notice of such anticipated date of shutdown. Thereafter, Purchaser shall promptly provide Campbell with written notice of any change in the anticipated date of shutdown of such item of Three Piece Can Manufacturing Equipment, and shall notify Campbell in writing immediately upon the actual permanent shutdown of such item of Three Piece Can Manufacturing Equipment. Silgan and Purchaser shall, upon Campbell's request, execute any document reasonably necessary to assist or enable Campbell in presenting to the Sacramento Metropolitan Air Quality Management District ("SMAQMD") a complete and timely application for ERCs.

                           (iii)  It is agreed that the measure of damages that
Campbell would incur, in the event that it is unable to obtain ERCs from the shutdown of any compound applicator or from the discontinuance of the use of dibasic ester on account of any failure by Purchaser or Silgan to perform their obligations under Sections 11.5 (f)(iv) and 11.5 (i)(i)-(ii) hereof would be difficult or impossible to ascertain. Accordingly, Silgan and Purchaser shall pay to Campbell, as liquidated damages and not as a penalty, the sum of $20,000 for each ton of ERCs that Campbell is unable to obtain as a result of such failure by Purchaser or Silgan to perform their obligations under the above-referenced sections. The parties will use their reasonably best efforts to agree on the number of credits that would have been issued but for Purchaser's or Silgan's failure to perform their obligations, and if the parties cannot so agree, the parties will resolve such dispute in accordance with Section 11.1 hereto.

                  (j) Silgan shall permanently cease operation of the Three Piece Can Manufacturing Equipment by July 31, 2000 at the latest. Silgan shall not commence operation of any Three Piece Can Manufacturing Equipment at any time at any location that, by virtue of its proximity to the Sacramento Facility, would disqualify Campbell from obtaining ERCs otherwise available on account of the shutdown at the Sacramento Facility of the Three Piece Can Manufacturing Equipment including existing compound applicators and the discontinuance at the Sacramento Facility of the current use of dibasic ester or would cause a breach of the Consent Decree.

                  (k) Silgan shall bear sole responsibility for payment of stipulated penalties pursuant to the provision set forth in paragraph 11 of the Draft Consent Decree (or the corresponding section in the final Consent Decree, when entered) that accrue as a result of Silgan's breach of its obligations under the ERC Agreements or Sections 11.5(f)(iv) and 11.5(i)(i)-(ii). So long as

Silgan is not in breach of its obligations under the ERC Agreements or Sections 11.5(f)(iv) and 11.5(i)(i)-(ii), Campbell shall bear sole responsibility for payment of stipulated penalties pursuant to the provision set forth in paragraph 11 of the Draft Consent Decree (or the corresponding section in the final Consent Decree, when entered) that accrue on account of Campbell's failure to present timely and adequate applications for ERCs, where such failure results in penalties under paragraph 11 of the Draft Consent Decree (or the corresponding section in the final Consent Decree, when entered).

                  (l) Notwithstanding anything in this Article XI or elsewhere in this Agreement to the contrary, no party's remedies in connection with the transactions contemplated by this Agreement and the other agreements, documents and instruments delivered pursuant hereto shall be in any way limited by the provisions, restrictions or limitations contained in this Agreement or otherwise, in the event of fraud by the party against whom remedies are sought.

     11.6 Reduction of Indemnification. Notwithstanding any other provision of this Agreement, the amount of indemnification payable by Purchaser and/or Silgan to any Campbell Indemnitee or by Campbell to any Purchaser Indemnitee with respect to a claim for indemnification under this Agreement shall be reduced (dollar for dollar) by (i) the amount of proceeds received by such Campbell Indemnitee or Purchaser Indemnitee, as the case may be, from insurance in respect of such claim for indemnification, (ii) any amounts received by the Purchaser Indemnitee or Campbell Indemnitee, as the case may be, in respect of such claim pursuant to any indemnification by or indemnification agreement with any third party, and (iii) an amount equal to the actual Tax benefit, if any, received by the Purchaser Indemnitee or Campbell Indemnitee, as the case may be (through a Tax refund or reduction in Taxes otherwise due), that is directly attributable to such claim. If the amount to be netted hereunder from any payment required under Sections 11.1 or 11.2 is determined after payment by the

Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article XI, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Section 11.6 had such determination been made at the time of such payment. Indemnitees shall exercise reasonable efforts to collect any such insurance or indemnification.


                                   ARTICLE XII

                           BROKERAGE AND FINDERS' FEES


                  Campbell and Purchaser represent to, and agree with, each other that no broker or finder has been involved in any manner in the negotiation or consummation of the transactions contemplated by this Agreement other than Chase Securities Inc. on behalf of Campbell. Campbell agrees to indemnify and save the Purchaser Indemnitees harmless from and against any and all claims, liabilities and obligations with respect to brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation made or alleged to have been made by Campbell or any Affiliate, including the fees due Chase Securities Inc. Purchaser agrees to indemnify and save the Campbell Indemnitees harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person or persons on the basis of any statement or representation made or alleged to have been made by Purchaser or any Affiliate of Purchaser.

                                  ARTICLE XIII

                                  MISCELLANEOUS


     13.1 Expenses; Prorations. Each of the parties to this Agreement shall bear all the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement regardless of whether this Agreement shall be terminated. Notwithstanding the foregoing: (a) stock transfer taxes and stamp duties relating to the transfer of the Shares to Purchaser shall be paid by Purchaser and (b) any sales, use, transfer, stamp, recording, value added and other like Taxes which may be payable upon the transfer of the Campbell Assets to Subsidiary shall be shared and paid equally by Purchaser and Campbell.
Purchaser and Campbell agree to use all commercially reasonable means to minimize any Taxes payable pursuant to the prior sentence. All personal property Taxes and other Taxes (except for Taxes measurable or measured in whole or in part by net or gross income or receipts) relating to the Campbell Assets and all utilities and rental and service charges relating to the Campbell Assets or the Campbell Facilities will be prorated as of 12:00 a.m. on the Closing Date. Each party shall promptly pay (or reimburse the other party for) all amounts for which it is responsible under this Section 13.1.

     13.2 Risk of Loss. Subject to the balance of this Section 13.2, the risk of any loss, damage, impairment, confiscation or condemnation of the Campbell Assets or any part thereof shall be upon Campbell at all times before the Closing. In any such event, the proceeds of, or any claim for any loss payable under, any Campbell insurance policy, judgment or award with respect thereto shall be payable to Campbell or Subsidiary, which at Campbell's election shall either (a) repair, replace or restore any such property as soon as possible after the loss, impairment, confiscation or condemnation or (b) if insurance proceeds are insufficient to repair, replace or restore the property, pay such proceeds to Purchaser. Campbell shall exercise reasonable efforts to maintain its insurance coverages in effect on the date hereof which insure the Campbell Assets or any part of the Campbell Assets. Campbell shall have no obligation with respect to any uninsured loss, damage, impairment, confiscation or condemnation or the uninsured portion of any loss, damage, impairment, confiscation or condemnation, which in the aggregate does not constitute a Material Adverse Effect.

     13.3 Further Assurances. At any time and from time to time after the Closing, Campbell shall, upon the request of Purchaser, and Purchaser shall, upon the request of Campbell, perform, execute, acknowledge and deliver all such further acts, deeds, easements, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Purchaser or Campbell, as the case may be, to effect or evidence the transfer to and possession by Purchaser of the Shares, the Transfer to Subsidiary of the Campbell Assets, the Assignment and the other transactions contemplated hereby. Additionally, after the Closing, Campbell shall reasonably cooperate, at Purchaser's expense, with Purchaser to assist Purchaser in obtaining or making all permits, approvals, authorizations, licenses, registrations and filings to enable Purchaser to operate the Business as operated by Campbell.

     13.4 Survival. The representations and warranties of Campbell and Purchaser in this Agreement and any instruments used to effect the transfer of the Shares to Purchaser shall survive the Closing and shall remain effective for a period of two (2) years following the Closing Date. After the expiration of the relevant period, such representations and warranties shall expire and be of no further force and effect, and no indemnity shall be due with respect to any breach thereof unless a written notice specifying the nature and amount of the claim or claims shall have been delivered by a Purchaser Indemnitee or Campbell Indemnitee, as the case may be, with respect thereto on or before the expiration of such relevant period.

     13.5 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict of law provisions thereof.

     13.6 Attorneys' Fees. If either party seeks to enforce any of its rights under this Agreement (whether by formal proceedings or otherwise) or seeks a declaration of any its rights of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all of its reasonable attorneys' fees, costs and expenses by the party that does not substantially prevail.

     13.7 Notices. All notices, demands, requests and other communications required or permitted to be given under this Agreement shall be deemed duly given five Business Days after mailing if mailed by certified or registered mail, postage prepaid, on the date of delivery if delivered personally, on the date sent if delivered by fax, with receipt confirmed, and one Business Day after the date of deposit with a nationally recognized overnight courier, but subject to the subsequent designation in writing of another address in accordance with this Section 13.7, addressed as follows:

         If to Purchaser:
                  Silgan Holdings Inc.
                  4 Landmark Square, Suite 400
                  Stamford, Connecticut 06901
                  Attention:  D. Greg Horrigan
                  Fax No.:  (203) 975-7902

         With a copy to:
                  Silgan Holdings Inc.
                  4 Landmark Square, Suite 400
                  Stamford, Connecticut  06901
                  Attention:  Frank W. Hogan
                  Fax No.:  (203) 975-7902

         If to Campbell:
                  Campbell Soup Company
                  Campbell Place
                  Camden, New Jersey  08103-1799
                  Attention:  Corporate Secretary
                  Fax No.:  (609) 342-3936

         With a copy to:
                  Campbell Soup Company
                  Campbell Place
                  Camden, New Jersey  08103-1799
                  Attention:  General Counsel
                  Fax No.:  (609) 342-5216


     13.8 Headings And Context. The section and paragraph headings contained in this Agreement are for convenience only and do not form a part of this Agreement or in any way modify or affect the meaning of this Agreement. Unless the context requires otherwise, the use of the singular of a term in this Agreement includes the plural, and the use of the plural includes the singular.

     13.9 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when at least one counterpart has been signed by each of the parties and delivered to the other party.

     13.10 Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their successors and permitted assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third party beneficiaries or otherwise. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that either party to this Agreement may transfer or assign this Agreement to any Affiliate of such party upon any merger, consolidation, sale of all or substantially all of the assets of such party or other similar business combination with or to such Affiliate of such party without the prior written consent of the other party. No assignment of this Agreement shall relieve the assigning party of its obligations under this Agreement.

     13.11 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party only if it is set forth in a writing signed by that party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

     13.12 Entire Agreement. This Agreement, including its Schedules and Exhibits, contain all of the terms agreed upon by the parties with respect to its subject matter and supersedes any and all prior and contemporaneous agreements, representations and warranties of the parties regarding that subject matter.

     13.13  Limitation on Seller's  Representations.  Except as  contemplated by
Section 7.8 hereof, Purchaser acknowledges and agrees that it has had adequate opportunity prior to the Closing to investigate and inspect the condition of the Campbell Assets, and, except for the representations, warranties, covenants and indemnities made by Campbell in this Agreement, Purchaser is acquiring the

Campbell Assets in their "AS IS, WHERE IS CONDITION WITH ALL FAULTS, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS." EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY CAMPBELL OR ANY OF ITS AFFILIATES CONCERNING THE CAMPBELL ASSETS, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Purchaser has investigated and has knowledge of operative or proposed governmental laws and regulations, including, without limitation, Environmental Laws, to which the Campbell Assets are or may be subject, and Purchaser is purchasing the Shares upon the basis of its review and determination of the applicability and effect of such laws and regulations and the representations, warranties, covenants and indemnities made by Campbell in this Agreement. Except as otherwise expressly set forth in this Agreement (including the disclosure schedules with respect thereto), Purchaser acknowledges that Campbell expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Campbell Assets. Purchaser further acknowledges that neither Campbell nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Campbell, the Campbell Assets or the Assumed Liabilities not included in this Agreement, and, except with respect to the representations and warranties contained herein, neither Campbell nor any other person will have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser or its representatives (including, without limitation, its counsel, accountants, or advisors), or Purchaser's use of, any information not included in this Agreement, including, without limitation, the confidential offering memorandum prepared by Chase Securities, Inc. relating to Campbell, the Campbell Assets or the Assumed Liabilities, any other offering memorandum, brochure or other publication or any business plan, projections, estimates, or budgets heretofore delivered to or made available to Purchaser or its representatives (including, without limitation, its counsel, accountants, or advisors) of future revenues, expenses or expenditures, or future results of operations relating to the Campbell Assets, or any other document or information provided to Purchaser or its representatives (including, without limitation, its counsel, accountants, or advisors) in connection with the Campbell Assets or the Assumed Liabilities and not included in this Agreement. Notwithstanding anything to the contrary herein, Campbell makes no representation or warranty with respect to Year 2000 compliance of the Campbell Assets, including but not limited to (a) the ability of the Campbell Assets to accurately process date data without error from, into and between any of the twentieth century (through year 1999), the year 2000 and the twenty-first century, and (b) the effect of the date change from 1999 to 2000 and beyond on the operation of the Business, including, but not limited to, the functioning of the business as a going concern, and the Year 2000 compliance (as herein described) of the Business's suppliers.

     13.14 Bulk Transfer Laws. Purchaser waives compliance by Campbell with the provisions of any bulk sales or similar law, if and to the extent applicable to the transactions contemplated hereby, and Campbell agrees to protect, defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages which may be suffered, sustained or incurred as a direct result of failure to comply with any such laws.

     13.15 Campbell's Knowledge. The term "knowledge," when used with respect to Campbell, shall mean the actual knowledge possessed by officers and employees of Campbell involved in the negotiation of the transactions contemplated by this Agreement at the time the relevant representation or warranty is made or deemed made.

     13.16 Construction; Interpretation. References in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a Material Adverse Effect. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     13.17 Limitations on Disclosure of Information. Notwithstanding anything to the contrary contained herein and except to the extent required by applicable law or appropriate legal process, each of Campbell and Purchaser may, in its sole discretion, deny or restrict access of the other party to any books, records or other documents, which would involve breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed and delivered as of the date that appears in the first paragraph of this Agreement.

                            CAMPBELL SOUP COMPANY



                            By:  /s/ Brenda E. Edgerton
                               ---------------------------------------------
                                   Name:  Brenda E. Edgerton
                                   Title:    Vice President - Business
                                             Development


                            SILGAN CONTAINERS CORPORATION



                            By:  /s/ Frank W. Hogan, III
                               ---------------------------------------------
                                   Name:  Frank W. Hogan, III
                                   Title:    Vice President, General Counsel
                                             and Secretary


                            SILGAN CAN COMPANY



                            By: /s/ Frank W. Hogan, III
                               --------------------------------------------
                                   Name:  Frank W. Hogan, III
                                   Title:    Vice President, General Counsel
                                             and Secretary